Exhibit 10.1

OFFICE BUILDING LEASE

BETWEEN

OT9 OWNER, LLC,
a Delaware limited liability company

(LANDLORD)

AND

SIGNAL GENETICS, INC.,
a Delaware corporation

(TENANT)

August 18, 2014

5740-5770 FLEET STREET
CARLSBAD, CALIFORNIA

(continued)

(continued)

(continued)

LIST OF EXHIBITS

EXHIBIT			SECTION REFERENCE
A-I	-	Outline of Floor Plan of Premises	2.1
A-II	-	Project Site Plan	2.1
B	-	Work Letter Agreement	2.1
Sch. B-1	-	Building Standard Improvements	Exhibit B
Sch. B-2	-	Space Plan	Exhibit B
C	-	Memorandum of Lease Terms	3
D	-	Reserved	-
E	-	Standards for Utilities and Services	19
F	-	Form of Estoppel Certificate	29
G	-	Rules and Regulations	31
H	-	Parking Rules and Regulations	40
I	-	Janitorial Specifications	Exhibit I

OFFICE BUILDING LEASE

THIS OFFICE BUILDING LEASE (this “Lease”) is made as of August ___, 2014 (the “Effective Date”), by and between OT9 OWNER, LLC, a Delaware limited liability company (“Landlord”), and SIGNAL GENETICS, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

TERMS AND DEFINITIONS

For the purposes of this Lease, the following terms shall have the following definitions and meanings:

1.1 Landlord: OT9 Owner, LLC, a Delaware limited liability company

1.2 Landlord’s Address:

(For Notices)

OT9 Owner, LLC
c/o BBL Inc.
450 B Street, Suite 400
San Diego, CA 92101
Attention: Casey Brown

(For Rent – via regular U.S. mail only (use address below for overnight or courier deliveries))

OT9 Owner, LLC
PO Box 515452
Los Angeles, CA 90051-6752

(For Rent – via overnight and courier deliveries only)

OT9 Owner, LLC
c/o Source HOV-Carson
Carson Industrial Park
Attn: Cherie Reddy c/o Wausau Financial Systems
20500 Belshaw Avenue
Carson, CA 90746

(For Rent – via transfers only)

Bank Name: OneWest Bank, FSB
Account No.: 1852010300
Account Name:  OT9 Owner, LLC
ABA:  322270288

1.3 Tenant:  Signal Genetics, Inc., a Delaware corporation

1.4 Tenant’s Address:

(For Notices)

Signal Genetics, Inc.
5740 Fleet Street, Suite 260
Carlsbad, CA 92008

1.5 Building: That certain two (2)-story building located at 5740 Fleet Street, Carlsbad, California 92008 (the “Building”), within the Project (defined in Section 2.1 below).

1.6 Premises:  Approximately 5,561 Rentable Square Feet (defined below) (and 4,708 Usable Square Feet (defined below)), subject to final determination in accordance with Section 2.2 below, in Suite number 260 in the Building (the “Premises”).

1.7 Initial Term:  Thirty-six (36) months commencing on the Commencement Date.

1.8 Tenant’s Vehicle Parking Spaces:  Tenant is hereby allocated four (4) unreserved parking spaces per 1,000 rentable square feet of the Premises (“Unreserved Parking Spaces”), within the Parking Areas (defined below) at no additional charge during the term, subject to Section 33.1 below.

1.9 Tenant Improvements:  Landlord shall construct Tenant Improvements per the Space Plan attached as Schedule “B-2” to the Work Letter Agreement (defined below), and incorporated herein by this reference (“Space Plan”) and pursuant to the Work Letter Agreement described in Section 2.1 below.

1.10 Scheduled Commencement Date:  October 1, 2014 (the “Scheduled Commencement Date”).

1.11 Commencement Date:  The thirtieth (30th) day after the date on which Landlord delivers possession of the Premises to Tenant with the Tenant Improvements Substantially Complete pursuant to the terms and conditions of, and as that term is defined in, the Work Letter Agreement (“Delivery Date”).  Commencing on the Delivery Date, Tenant may occupy and conduct its business operations within the Premises under all of the terms and conditions of this Lease (other than the obligation to pay Basic Rent) and the Rules and Regulations attached hereto.

1.12 Basic Rent: Commencing as of the Commencement Date, Tenant shall pay the following Basic Rent:

Months of Term	Monthly Installments of Basic Rent ($/mo)	Annual Basic Rent ($/yr)
1-12*	$13,902.50	$166,830.00
13-24	$14,347.38	$172,168.56
25-36	$14,792.26	$177,507.12

* Monthly installments of Basic Rent shall be abated for a period beginning on the first day of the second (2nd) month of the Initial Term and ending on the last day of the fourth (4th) month of the Initial Term pursuant to the terms and conditions of Section 5.1 below.

Basic Rent shall be net of electricity service.

1.13 Base Year: Calendar year 2015 (the “Base Year”).

1.14 Tenant’s Percentage:  3.12%.

1.15 Security Deposit:  $14,792.26.

1.16 Broker(s):  Colliers International (Kevin Craven, David Kuchinsky), representing Tenant, and Cassidy Turley (Matty Sundberg, Aric Starck), representing Landlord.

1.17 Permitted Use:  General office purposes and no other use, subject to compliance with all applicable Laws (defined below) (the “Permitted Use”).

1.18 Building Area:  39,632 Rentable Square Feet.

1.19 Project Area:  178,482 Rentable Square Feet.

ARTICLE 2

PREMISES AND COMMON AREAS

2.1 Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises outlined on the Floor Plan attached hereto, marked Exhibit “A-I”, and incorporated herein by this reference (“Outline of Floor Plan of Premises”).  The Premises are located in the Building, which, together with the Parking Areas and three (3) additional two (2)-story office buildings situated adjacent thereto (collectively known as the Ocean Terrace Corporate Center), is located on the parcel or parcels of real property (“Project Site”) outlined on the Project Site Plan attached hereto, marked as Exhibit “A-II”, and incorporated herein by this reference (“Project Site Plan”) (all of which, together with the Building Common Areas and the Project Common Areas, as hereinafter defined, are collectively referred to as the “Project”).  The Premises are leased in their “AS-IS” condition in accordance with Article 14; provided however, (i) the Premises will be improved by Landlord with the Tenant Improvements described in the Work Letter Agreement, a copy of which is attached hereto, marked as Exhibit “B” and incorporated herein by this reference (“Work Letter Agreement”); (ii) the Building Systems shall be in good working order and repair as of the Commencement Date to serve the Premises at the levels described in the Standards for Utilities and Services (defined below); and (iii) the Premises shall be in good working order and repair as of the Commencement Date.  The Premises are agreed, for the purposes of this Lease, to have approximately the number of Rentable Square Feet designated in Section 1.6, subject to adjustment as described in Section 2.2 below.  The parties hereto agree that this Lease is upon and subject to the terms, covenants and conditions herein set forth.  Each of Landlord and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.

2.2 Rentable and Usable Area.

2.2.1. Landlord and Tenant stipulate and agree that:  (a) subject to Section 2.2.2 below, (i) the Rentable Square Feet contained in the Building is as specified in Section 1.18 and (ii) the Rentable Square Feet contained in the Project is 178,482, and (b) the Rentable Square Feet of the Building shall include all of, and the Rentable Square Feet of the Premises shall include a portion of (such portion to be equitably determined by Landlord) the total square feet contained in the common areas (i.e., lobbies, mail room, fire control room, etc.) on the ground floor of the Building.  The initial Monthly Basic Rent, Annual Basic Rent and Tenant’s Percentage specified in Section 1.14 of this Lease are based upon the approximate Rentable Square Feet of the Premises set forth in Section 1.6 and the Rentable Square Feet of the Building set forth in Section 1.18.  The Memorandum of Lease Terms (as defined in Section 3) shall indicate, among other things, the actual Rentable Square Feet and Usable Square Feet of the Premises, as set forth in this Section 2.2.1.

2.2.2. Landlord reserves the right to modify (a) the standards utilized hereunder for the measurement of Rentable Square Feet and Usable Square Feet (so long as any such modification is reasonably consistent with then prevailing Institutional Owner Practices (defined below)) and (b) consistent with any such modifications of measurement standards, to adjust the Rentable Square Feet and Usable Square Feet of the Premises and the Building and/or portions thereof and any economic terms set forth herein (such as Tenant’s Percentage) calculated on the basis thereof; provided that Landlord shall have no right to adjust the Basic Rent then in effect as a result of any such modification.

2.3 Common Areas.  Tenant and its employees, invitees and agents shall have the nonexclusive right to use in common with Landlord and other tenants or occupants of the Project and their respective employees, invitees and agents, subject to the Rules and Regulations referred to in Section 35.1 below and all covenants, conditions and restrictions affecting the Project, the following areas appurtenant to the Premises:

2.3.1. the Building’s common entrances, lobbies, shared entry lobbies and corridors, shared restrooms, service areas, elevators, stairways, accessways and ramps, and the common pipes, wires and appurtenant equipment serving the Premises (collectively, the “Building Common Areas”);

2.3.2. loading and unloading areas, trash areas, service areas, parking areas, roadways, sidewalks, walkways, plazas, parkways, driveways, landscaped areas and similar areas and facilities from time to time situated within the Project (collectively, the “Project Common Areas”); and

2.3.3. the Parking Areas.

2.4 Landlord’s Reservation of Rights.  Landlord reserves for itself, and for the owner(s) and operator(s) of the Project or any portion thereof, the right from time to time without material interference with Tenant’s Permitted Use:

2.4.1. to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment which are located in the Premises or elsewhere, and to expand the Building and/or the Parking Areas (after which expansion there shall be an appropriate adjustment made to Tenant’s Percentage);

2.4.2. to make changes in its sole and absolute discretion to the Building Common Areas, the Project Common Areas and/or the Parking Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways;

2.4.3. to close temporarily any of the Building Common Areas, the Project Common Areas and/or the Parking Areas for maintenance purposes and to avoid claims of prescriptive rights so long as reasonable access to the Premises remains available;

2.4.4. to designate other land outside the boundaries of the Building or the Project to be a part of the Project Common Areas;

2.4.5. to add additional buildings and improvements to the Project Common Areas;

2.4.6. to use the Building Common Areas, the Project Common Areas and/or the Parking Areas while engaged in making additional improvements, repairs or alterations to the Building, the Parking Areas or the Project, or any portion thereof; and

2.4.7. to do and perform such other acts and make such other changes in, to or with respect to the Project or any portion thereof as Landlord and/or the owner(s) and/or operator(s) thereof may deem to be appropriate.

ARTICLE 3

TERM

3.1 Initial Term.  The “Initial Term” of this Lease shall be for the period designated in Section 1.7, commencing on the Commencement Date and ending on the last day of the month in which the expiration of such period occurs, unless sooner terminated as hereinafter provided; provided that if the Commencement Date occurs on a day other than the first day of any calendar month, for purposes of calculating the date (the “Expiration Date”) on which the Term is scheduled to expire and the timing of all scheduled increases in Basic Rent during the Term, the Commencement Date shall be deemed to be the first day of the calendar month following the Commencement Date.  The Commencement Date, the date upon which the Initial Term of this Lease shall end unless sooner terminated pursuant to the provisions hereof, the Rentable Square Feet and Usable Square Feet in the Premises and Tenant’s Percentage as determined pursuant to Section 2.2 above shall be specified in a Memorandum of Lease Terms, which shall be in the form of Exhibit “C”, attached hereto and incorporated herein by this reference (the “Memorandum of Lease Terms”), and shall be executed by Tenant as soon as practicable after the Commencement Date.  As used herein, “Term” shall refer to the Initial Term as it may be extended by written agreement of Landlord and Tenant, including, without limitation, as a result of Tenant’s exercise of its Extension Option in accordance with Section 3.2, below.

3.2 Option to Extend.  Tenant shall have the option (“Extension Option”) to extend the Term of this Lease for one (1) additional period of three (3) years (“Extension Term”).  The Extension Term shall commence on the day immediately following the last day of the Initial Term and shall end on the day immediately preceding the third (3rd) anniversary of the first day of such Extension Term.  Notwithstanding any provision of this Section 3.2 to the contrary, the Extension Option shall be personal to Signal Genetics, Inc. or any Permitted Transferee (as that term is defined in Section 27.7 below).

(a)           Tenant shall exercise the Extension Option by giving written notice to Landlord of its election to do so not earlier than nine (9) months and not later than six (6) months prior to the last day of the Initial Term.  The giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for such Extension Term, and no instrument of renewal or extension need be executed.  In the event that Tenant fails to give timely notice to Landlord, this Lease shall automatically terminate at the end of the Initial Term and Tenant shall have no further option to extend the Term of this Lease.  The Extension Option shall be exercisable by Tenant only on the express condition that (i) at the time of the exercise, and at all times prior to the commencement of the Extension Term, Tenant shall not be in monetary or material default beyond any applicable notice and cure period under any of the provisions of this Lease, and (ii) Tenant shall not have been ten (10) or more days late in the payment of Basic Rent more than once during any twelve (12) consecutive month period during the Initial Term.

(b)           The Extension Term shall be on all the terms and conditions of this Lease, except that:  (i) Tenant shall have no further right or option to extend the Term as provided by this Section 3.2 and (ii) the Basic Rent for the Extension Term shall be equal to the Fair Market Rental Value of the Premises for such Extension Term, determined pursuant to Subsection 3.2(c) below.  If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest under this Lease (other than to a Permitted Transferee), the Extension Option shall lapse.  If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest of Tenant under this Lease to any person or entity (other than a Permitted Transferee) after the exercise of the Extension Option but prior to the commencement of the Extension Term (whether with or without Landlord’s consent), the Extension Option shall lapse and the Term of this Lease shall expire as if the Extension Option was not exercised.

(c)           For the purposes hereof, “Fair Market Rental Value” of the Premises shall mean rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the Extension Term are, pursuant to lease renewal transactions completed within the eighteen (18) months prior to the first day of the Extension Term, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of “fair market” comparable to the definition of Fair Market Rental Value) comparable in size, location and quality to the Premises for a Comparable Term, as that term is defined in this Subsection 3.2(c) (“Comparable Transactions”), which comparable space is located in the Comparable Buildings, as that term is defined in this Subsection 3.2(c), giving appropriate consideration to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and taking into consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Transactions in which the terms of such Comparable Transactions are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable Transactions will not reflect a discounted rate) (collectively, “Rent Concessions”):  (a) rental abatement concessions or build-out periods, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space; and (c) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions.  Notwithstanding anything to the contrary herein, the calculation of Fair Market Rental Value shall also take into consideration any rights, privileges or licenses relating to the use or occupancy of the Premises granted to Tenant.  The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question.  In addition, the determination of the Fair Market Rental Value shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during the Extension Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).  The term “Comparable Buildings” shall mean the Building and other office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities (including parking availability and parking rates), size and appearance, and are located in the Carlsbad Ranch submarket (“Comparable Area”).

(d)           Promptly after receiving Tenant’s notice of its election to exercise the Extension Option, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the Extension Term (“Landlord’s Fair Market Rental Value Notice”).  In the event that Tenant objects to Landlord’s determination of the Fair Market Rental Value within ten (10) business days following Tenant’s receipt of Landlord’s Fair Market Rental Value Notice, Landlord and Tenant shall attempt to agree upon the Fair Market Rental Value using their best good faith efforts.  If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Fair Market Rental Value (the “Outside Agreement Date”), then each party shall make a separate determination of the Fair Market Rental Value within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Subsection 3.2(d)(i) through Subsection 3.2(d)(vii) below.

(i)           Landlord and Tenant shall each appoint one arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial office properties in the Carlsbad Ranch submarket.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value, as determined by the arbitrators, taking into account the requirements of Subsection 3.2(c).  Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.

(ii)           The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)           The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant thereof.

(iv)           The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v)           If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi)           If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Subsection 3.2(d).

(vii)           The cost of the arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 4

DELIVERY

Landlord will endeavor to tender possession of the Premises to Tenant with the Tenant Improvements Substantially Complete not less than thirty (30) days before the Scheduled Commencement Date; provided, that if the date on which Landlord actually tenders possession of the Premises to Tenant in such condition does not occur on or before thirty (30) days before the Scheduled Commencement Date, this Lease shall not be void or voidable, the Term of this Lease shall not be extended, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; provided further that Landlord shall use commercially reasonable efforts to tender to Tenant delivery of possession of the Premises in such condition as soon as reasonably possible thereafter.

ARTICLE 5

RENT

5.1 Annual Basic Rent.  Tenant shall pay Landlord as consideration for the use and enjoyment of the Premises as “Basic Rent”, the Monthly Basic Rent designated in Section 1.11 (subject to proration as hereinafter provided) in equal monthly installments, each in advance on the first day of each calendar month during the Term commencing on the Commencement Date, except that the first month’s Rent shall be paid to Landlord upon delivery to Landlord of a copy of this Lease, executed by Tenant.  If the Term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such period shall be prorated on the basis of a thirty (30) day month.  Landlord hereby waives Tenant’s obligation to pay Basic Rent for a period beginning on the first day of the second (2nd) month of the Initial Term and ending on the last day of the fourth (4th) month of the Initial Term.  Landlord and Tenant acknowledge and agree, however, that the foregoing waiver by Landlord of Tenant’s obligation to pay Basic Rent does not extend to Tenant’s obligation to pay the cost of separately metered electricity or Additional Rent in accordance with the provisions of Section 5.2 below.  Notwithstanding the foregoing, in the event that Tenant commits a default or abandons or vacates the Premises prior to the expiration of the Lease, or if Tenant’s right to possession of the Premises is terminated by Landlord as a result of Tenant committing a default, Landlord shall be entitled to recover from Tenant, in addition to any damages otherwise available to Landlord under the terms and conditions of this Lease, an amount equal to the unamortized portion of the monthly installments of Basic Rent waived by Landlord in accordance with the provisions of this Section 5.1.

5.2 Additional Rent.  In addition to the Basic Rent, Tenant agrees to pay as Additional Rent (defined below) the amount of Rent adjustments and other charges required by this Lease.  Other charges to be paid by Tenant hereunder, including, without limitation, payments for Tenant’s Percentage Share of Operating Expenses, Real Property Taxes, insurance, insurance deductibles and repairs shall be considered “Additional Rent” for purposes of this Lease.  The term “Rent” as used in this Lease shall mean Basic Rent and Additional Rent and all other amounts payable by Tenant pursuant to this Lease.  When no other time is stated herein for payment, payment of any amount due from Tenant to Landlord hereunder shall be made within fifteen (15) business days after Tenant’s receipt of Landlord’s invoice or statement therefor.  All Rent shall be paid to Landlord, without prior demand and without any deduction or offset except as specified herein, in lawful money of the United States of America, at the address designated in Section 1.2 hereof or to such other person or at such other place as Landlord may from time to time designate in writing.

5.3 Late Payment.  If Tenant fails to pay any installment of Rent when due or in the event Tenant fails to make any other payment for which Tenant is obligated under this Lease when due, such late amount shall accrue interest and Tenant shall pay Landlord as Additional Rent interest on such amount at an annual rate (the “Default Rate”) equal to the lesser of:  (a) the then prevailing prime rate of Bank of America NT & SA (the “Prime Rate”) plus six (6) percentage points or (b) the maximum rate permitted by law from the date such amount became due until such amount is paid.  If the format or components of the Prime Rate are materially changed, or if the Prime Rate ceases to exist, Landlord shall substitute a prime rate or alternative base rate of interest that is maintained by the Bank of America NT & SA or similar financial institution which Landlord determines in its reasonable business judgment.  In addition to said interest, Tenant shall pay to Landlord concurrently with any installment of Rent, or other payment, not paid within five (5) days of the date upon which it is due, and Landlord may demand same from Tenant, as Additional Rent, a late charge equal to five percent (5%) of the late amount to compensate Landlord for the extra costs incurred as a result of such late payment.  THE PARTIES AGREE THAT ANY SUCH LATE PAYMENT MAY CAUSE LANDLORD TO INCUR ADMINISTRATIVE COSTS AND OTHER DAMAGE, THE EXACT AMOUNT OF WHICH WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO ASCERTAIN, AND THAT SUCH INTEREST AND LATE CHARGE REPRESENT A FAIR AND REASONABLE ESTIMATE OF THE DETRIMENT THAT LANDLORD WILL SUFFER BY REASON OF LATE PAYMENT BY TENANT.  Acceptance of any such interest and late charge shall not constitute a waiver of any Tenant Default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or at law.

5.4 Additional Late Payment Remedies.  If any payment of Rent made by check, draft or money order is returned to Landlord due to insufficient funds, or otherwise, Landlord shall have the right, at any time thereafter and upon Notice (defined below) to Tenant, to require Tenant to make all subsequent payments of Rent by cashier’s or certified check.  Any payment returned to Landlord shall be subject to a handling charge of $50.00.  If Tenant fails to pay an installment of Basic Rent within ten (10) days following the date the same is due on any three (3) or more occasions during any twelve (12) month period, Landlord shall have the right, in addition to any other rights or remedies it may have hereunder or at law, to require Tenant thereafter to pay installments of Basic Rent quarterly in advance.

ARTICLE 6

RENT ADJUSTMENT

6.1 Definitions.  For the purposes of this Lease, the following terms shall be defined as follows:

6.1.1. Annual Operating Expense Allowance: “Annual Operating Expense Allowance” shall mean the Tenant’s Percentage of the actual Operating Expenses allocable hereunder to the Base Year.

6.1.2. Operating Expenses:  “Operating Expenses” shall consist of all costs of operation, management, ownership, insurance, maintenance and repair of the Project, including without limitation the Building, the Building Common Areas, the Parking Areas, the Project Common Areas and all other portions of the Project, including any expansions thereof by Landlord or by the owner(s) and/or the operator(s) thereof.  Operating Expenses shall include, without limitation, the following:  (a) any and all non-tax assessments payable by Landlord for, or costs or expenses incurred by Landlord in connection with, the Building or the Project pursuant to any covenants, conditions or restrictions, reciprocal easement agreements, tenancy-in-common agreements or similar restrictions and agreements affecting the Building or the Project; (b) assessments and any taxes or assessments hereafter imposed in lieu thereof; (c) Rent taxes and gross receipts taxes (whether assessed against Landlord or assessed against Tenant and paid by Landlord, or both); (d) water and sewer charges; (e) accounting, legal and other consulting fees incurred by Landlord in connection with the Project or any portion thereof; (f) the net cost and expense of insurance, and any associated insurance deductibles, for which Landlord and/or the owner(s) and/or the operator(s) of the Project is (are) responsible or any first mortgagee with a lien affecting the Premises reasonably deems necessary in connection with the operation of the Building or the Project; (g) common area utilities, including, but not limited to, any and all costs and fees associated with the installation, maintenance, repair, or replacement of intrabuilding network telephone and data cable; (h) janitorial services, security, labor, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes, including, but not limited to, the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.), or regulations or interpretations thereof promulgated by, any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Project or any portion thereof; (i) costs and expenses incurred or suffered by Landlord in connection with transportation or energy management programs; (j) the cost (amortized over such period as is customary under sound institutional real estate property management procedures (“Institutional Owner Practices”), together with interest at a rate (“Interest Rate”) equal to the Prime Rate plus two (2) percentage points on the enumerated balance):  (i) of any capital improvements or replacements intended as labor-saving devices or to effect other economies in the maintenance or operation of, or stability of services to, the Building (including Building Common Areas) or the Project Common Areas by Landlord or by the owner(s) and/or the operator(s) thereof, or (ii) of replacing any equipment, systems or materials needed to operate the Project or any portion thereof at the same quality levels as prior to the improvement or replacement or as mandated by revisions or governmental interpretations of any applicable Laws (defined below), or (iii) which are designed to reduce Operating Expenses or to comply with Laws; (k) costs incurred in the management of the Project, including management fees (including supplies, materials, equipment, on-site management office rent, wages and salaries of employees used in the management, operation and maintenance thereof, payroll taxes and similar governmental charges with respect thereto), a Building management fee (not to exceed three percent (3%) of gross receipts, grossed up to reflect ninety-five percent (95%) occupancy); (l) a monthly administrative fee of $2,000 for the Project; (m) all costs and expenses for air-conditioning, waste disposal, heating, ventilating, elevator repair and maintenance, supplies, materials, equipment, and tools incurred in connection with the Project or any portion thereof (except as the same is payable to Landlord by tenants of the Project under their leases for space in the Project); (n) repair and maintenance of the roof and structural portions of the Building, the Building Common Areas, the Project Common Areas and the Parking Areas, including the plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord; (o) maintenance costs of the Building, the Parking Areas and the Project or any portion thereof, including utilities and payroll expenses, rent of personal property used in maintenance and all other upkeep; (p) costs and expenses of gardening and landscaping the Project or any portion thereof; (q) maintenance of signs located in or about the Project (other than Tenant’s signs or the signs of other tenants or occupants of the Building who are responsible to maintain their own signs); (r) personal property taxes levied on or attributable to personal property of Landlord or the owner(s) and/or operator(s) of the Project used in connection with the Project; (s) reasonable audit or verification fees incurred in connection with the Project; and (t) the costs and expenses of repairs (including latent defects), resurfacing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items incurred with respect to the Project, including appropriate reserves.

Operating Expenses shall not include:  (A) depreciation on the Building  or equipment therein; (B) Landlord’s organizational overhead and executive salaries (above building manager) and any expense paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services to the extent the same exceed the costs of such by unaffiliated third parties on a competitive basis; (C) real estate broker’s commissions; (D) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants and occupants of the Building or Project or between Landlord, any management company and/or parking service; (E) the cost of any capital improvements unless specifically permitted by this Section 6.1.2; (F) Real Property Taxes; (G) amounts received by Landlord on account of proceeds of warranties or insurance to the extent the proceeds are reimbursement for expenses which were previously included in Operating Expenses and costs paid by tenants on account of excess or after hours services and utilities; (H) payments of principal and interest on any mortgages upon the Project or Building; (I) payments of ground rent pursuant to any ground lease covering the Project or Building; (J) the costs of gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold domestic water, sewer and other utilities or any other service work or facility, or level or amount thereof, provided to any other tenant or occupant in the Project which either (x) is not required to be supplied or furnished by Landlord to Tenant under the provisions of this Lease or (y) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge; (K) costs of building-out any tenant spaces; and (L) any cost that is expressly excluded from Operating Expenses in an express provision contained in this Lease.

6.1.3. Annual Real Property Tax Expense Allowance: “Annual Real Property Tax Expense Allowance” shall mean the Tenant’s Percentage of the actual Real Property Taxes allocable hereunder to the Base Year.

6.1.4. Real Property Taxes: “Real Property Taxes” shall mean and include any form of assessment, re-assessment, license fee, license tax, business license fee, commercial rent tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Building, the Premises or the Project, including but not limited to the following:

(A) any tax on Landlord’s “right” to other income from the Project or any portion thereof or as against Landlord’s business of leasing the Project or any portion thereof;

(B) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real estate tax, including but not limited to, any assessments, taxes, fees, levies and charges that may be imposed by governmental agencies for such services as fire protection, street, sidewalk or road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, it being the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Property Taxes” for the purposes of this Lease;

(C) any assessment, tax, fee, levy or charge allocable to or measured by the area of any premises in the Project or the Rent payable hereunder and under any other leases for premises in the Building, the Parking Areas or the Project, including without limitation any gross income tax or excise tax levied by the State, city or federal government, or any political subdivision thereof, with respect to the receipt of such Rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by tenants of their premises in the Project, or any portion thereof; and

(D) any assessment, tax, fee, levy or charge upon this transaction or any document creating or transferring an interest or an estate in the Project or any portion thereof, or based upon a reassessment of the Project or any portion thereof by virtue of a “change in ownership”, and as a result thereof, and to the extent that in connection therewith, the Building is reassessed for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 (as adopted by the voters of the State of California in the June, 1978 election, or any successor statute).

Notwithstanding any provision of this Section 6.1.4 expressed or implied to the contrary, “Real Property Taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes or any documentary transfer taxes.

6.1.5. Tenant’s Percentage.  “Tenant’s Percentage” means the percentage set forth in Section 1.14; provided, however, that Landlord reserves the right from time to time during the Term of this Lease to recalculate Tenant’s Percentage, in which case Tenant’s Percentage shall mean that numeric figure obtained by dividing the Rentable Square Feet of the Premises, as adjusted pursuant to Section 2.2, by the total Rentable Square Feet of the Project.

6.2 Calculation Methods and Adjustments.

6.2.1. For purposes of calculating the Operating Expenses for any year (including the Base Year) during which actual occupancy of the Project is less than ninety-five (95%) of the Rentable Square Feet of the Project, the variable components of Operating Expenses (“Variable Expenses”) shall be adjusted by Landlord to reflect ninety-five (95%) occupancy of the Rentable Square Feet of the Project during such period.  In addition, if during all or any part of any year Landlord does not provide any particular item of benefit, work or service (the cost of which is a Variable Expense) to portions of the Project due to the fact that such item of benefit, work or service is not required or desired by the tenant of such space, or such tenant is itself obtaining and providing such item of benefit, work or service, or for any other reason, then for purposes of computing Variable Expenses for such year, Operating Expenses, as applicable, shall be increased by an amount equal to the additional Variable Expenses which would have been paid or incurred by Landlord during such period if Landlord had furnished such item of benefit, work or service to such portions of the Project.  For purposes of calculating the Real Property Taxes for any year during which the Project is not one hundred percent (100%) constructed, the Real Property Taxes shall be equitably adjusted by Landlord to reflect the Real Property Taxes that would have been incurred for such year if the Project had been one hundred percent (100%) constructed.

6.2.2. If in any one or more years following the Base Year, Real Property Taxes are reduced as a result of any reassessment or any similar governmental act or Law, including, without limitation, as the result of a Proposition 8 reduction (a “Real Property Tax Reduction”), for purposes of calculation of excess Real Property Taxes for such year and all subsequent years, Real Property Taxes allocable to the Base Year shall be reduced to the amount of the Real Property Tax Reduction less the amount of all reasonable costs and expenses incurred by Landlord in connection with obtaining the Real Property Tax Reduction (the “Base Year Tax Reduction”); provided, however, that if in any subsequent year the amount of such Real Property Tax Reduction is decreased (other than to the extent by virtue of the application of the annual percentage increase (presently 2.0%) in Real Property Taxes currently provided by statute (or any substitute therefor hereafter adopted)), for purposes of the calculation of excess Real Property Taxes for such subsequent year, the Base Year Tax Reduction shall be correspondingly decreased.

6.2.3. Subject to the provisions of this Section 6.2, all calculations, determinations, allocations and decisions to be made hereunder with respect to Operating Expenses and Real Property Taxes shall be made in accordance with the good faith determination of Landlord applying sound accounting and property management principles consistently applied which are consistent with Institutional Owner Practices.  Landlord shall have the right to equitably allocate some or all Operating Expenses among particular classes or groups of tenants in the Project or Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses, as applicable, are being provided to or conferred upon such classes or groups.  All discounts, reimbursements, rebates, refunds, or credits (collectively, “Reimbursements”) attributable to Operating Expenses or Real Property Taxes received by Landlord in a particular year shall be deducted from Operating Expenses or Real Property Taxes, as applicable, in the year the same are received; provided, however, if such practice is consistent with Institutional Owner Practices, Landlord may treat Reimbursements generally (or under particular circumstances) on a different basis.  Landlord shall have the right to exclude from Base Year Operating Expenses the cost of items of service, work or benefits (i) not provided following the Base Year, (ii) incurred due to circumstances not applicable following the Base Year or due to market-wide labor-rate increases in Operating Expenses due to extraordinary circumstances, including, without limitation, boycotts, embargoes and strikes, and utility rate increases due to extraordinary circumstances, and (iii) amortized costs relating to capital improvements not included in subsequent years.

6.2.4. As of the date of this Lease, Additional Rent under this Article 6 shall be based on the Operating Expenses and Real Property Taxes for the Project.  If the Project at any time contains more than one building, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Real Property Taxes for the buildings comprising the Project among the Building and some or all of the other buildings of the Project.  In such event, Landlord shall reasonably determine a method of allocating such Operating Expenses and/or Real Property Taxes attributable to the Building and/or such other building(s) of the Project to the Building and/or such other building(s) and Tenant shall be responsible for paying its proportionate share of such expense(s) which are allocated to the Building.  Landlord shall also have the right, from time to time, to require Tenant to pay Tenant’s Percentage of Operating Expenses and Real Property Taxes based solely on the Operating Expenses and Real Property Taxes for the Building.

6.3 Payment of Tenant’s Percentage of Operating Expenses and Real Property Taxes.  The provisions for payment of Tenant’s Percentage of excess Operating Expenses and Tenant’s Percentage of excess Real Property Taxes are intended to pass on to Tenant, and reimburse Landlord for, all costs and expenses of the nature described in Section 6.1 incurred in connection with the ownership, operation, management, insurance, maintenance and repair of the Project to the extent such costs and expenses exceed in amount the Annual Operating Expense Allowance or the Annual Real Property Tax Expense Allowance, as applicable.  If:  (a) the Tenant’s Percentage of the actual Operating Expenses paid or incurred by Landlord for any calendar year exceeds the Annual Operating Expense Allowance then Tenant shall pay such excess ("Tenant's Percentage of Excess Operating Expenses") as Additional Rent, and/or (b) if the Tenant’s Percentage of the actual Real Property Taxes paid or incurred by Landlord for any calendar year exceeds the Annual Real Property Tax Expense Allowance then Tenant shall pay such excess ("Tenant's Percentage of Excess Real Property Taxes") as Additional Rent.  Tenant shall pay any such excess amounts as follows:

6.3.1. Estimate of Annual Operating Expenses and Real Property Taxes.  At the beginning of each calendar year after the Base Year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a reasonable estimate (the “Estimated Statement”) of Tenant's Percentage of Excess Operating Expenses and Tenant's Percentage of Excess Real Property Taxes for the then current calendar year.  Landlord may revise its estimates of Tenant's Percentage of Excess Operating Expenses and Tenant's Percentage of Excess Real Property Taxes for any year from time to time in its reasonable discretion, and upon receipt of a revised Estimated Statement, Tenant shall begin making payments under this Section 6.3.1 in accordance with such revised estimates.  For each calendar year during the Term of this Lease, or portion thereof, Tenant shall pay to Landlord the estimated Tenant's Percentage of Excess Operating Expenses and the estimated Tenant's Percentage of Excess Real Property Taxes, as specified in the Estimated Statement.  These estimated amounts shall be divided into twelve (12) equal monthly installments.  Tenant shall pay to Landlord, concurrently with the regular monthly Basic Rent payment next due following the receipt of such an Estimated Statement, an amount equal to one monthly installment multiplied by the number of months from the commencement of the calendar year for which such estimates were prepared to the month of such payment, both months inclusive, less any amounts paid under this Section 6.3.1 after commencement of such calendar year based on the last Estimated Statement delivered by Landlord.  Subsequent payments under this Section 6.3.1 shall be payable concurrently with the regular monthly Rent payments for the balance of that calendar year and shall continue until the next Estimated Statement is delivered by Landlord.  Failure of Landlord to deliver an Estimated Statement for any calendar year shall not relieve Tenant of its obligation to make estimated payments of Tenant's Percentage of Excess Operating Expenses and Tenant's Percentage of Excess Real Property Taxes under this Section 6.3.1.

6.3.2. Annual Reconciliation.  At the end of each calendar year or as soon thereafter as practicable Landlord shall deliver to Tenant a statement (the “Annual Reconciliation”) of (a) the actual annual Operating Expenses and Tenant’s Percentage of Excess Operating Expenses for the preceding year, and (b) the actual annual Real Property Taxes and Tenant’s Percentage of Excess Real Property Taxes for the preceding year.  If for any year, the sum of Tenant’s Percentage of Excess Operating Expenses and Tenant’s Percentage of Excess Real Property Taxes (as specified in the Annual Reconciliation) is less than the total amount of the estimated payments made by Tenant under Section 6.3.1 above for such year, then any such overpayment, or overpayments, shall be credited toward the monthly Rent next falling due after determination by Landlord of such overpayment, or overpayments and shall be paid to Tenant in a lump sum for periods after the expiration of the Term.  Similarly, if for any year, the sum of Tenant’s Percentage of Excess Operating Expenses and Tenant’s Percentage of Excess Real Property Taxes (as specified in the Annual Reconciliation) is more than the total amount of the estimated payments made by Tenant under Section 6.3.1 above for such year, then any such underpayment, or underpayments, shall be paid by Tenant to Landlord concurrently with the next regular monthly Basic Rent payment coming due after Tenant’s receipt of the Annual Reconciliation (or if the Term shall have expired or terminated, within thirty (30) days following Tenant's receipt of such Annual Reconciliation).

6.3.3. Survival of Reconciliation.  Even though the Term shall have expired and Tenant shall have vacated the Premises, when the final determination of Tenant’s Percentage of actual annual excess Operating Expenses, and/or of Tenant’s Percentage of actual annual excess Real Property Taxes, for the year in which this Lease terminates is delivered to Tenant, (a) Tenant shall immediately pay any amounts payable to Landlord under Section 6.3.2 above (as a result of any underpayments by Tenant under Section 6.3.1 above), and/or (b) conversely, Landlord shall promptly rebate any amounts payable to Tenant under Section 6.3.2 (as a result of any overpayments under Section 6.3.1 above) provided that no material monetary Tenant Default existed at the expiration or earlier termination of this Lease.

6.4 Review of Annual Reconciliation.  Provided that Tenant is not then in default with respect to its obligations under this Lease beyond any applicable notice and cure period and provided further that Tenant strictly complies with the provisions of this Section 6.4, Tenant shall have the right, at Tenant’s sole cost and expense and upon thirty (30) days prior notice to Landlord, to reasonably review Landlord’s supporting books and records (at Landlord’s manager’s corporate offices) for any portion of the Operating Expenses or Real Property Taxes for a particular year covered by an Annual Reconciliation, in accordance with the procedures set forth in this Section 6.4.  Tenant shall, within ninety (90) days after any such Annual Reconciliation is delivered to Tenant, deliver a written notice (a “Dispute Notice”) to Landlord specifying the items described in the Annual Reconciliation that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts specified in the applicable Annual Reconciliation (to the extent not previously paid).  The right of Tenant under this Section 6.4 may only be exercised once for each year covered by any Annual Reconciliation, and if Tenant fails to deliver a Dispute Notice within the ninety (90) day period described above or fails to meet any of the other above conditions of exercise of such right, the right of Tenant to audit a particular Annual Reconciliation (and all of Tenant’s rights to make any claim relating thereto) under this Section 6.4 shall automatically be deemed waived by Tenant.  Any review of records under this Section 6.4 shall be at the sole expense of Tenant, shall be conducted by Tenant’s own accounting staff or by an independent certified public accountants of national standing which are not compensated on a contingency fee or similar basis relating to the results of such audit and shall be completed within sixty (60) days after Landlord provides Tenant with access to Landlord’s supporting books and records.  Tenant acknowledges and agrees that any records of Landlord reviewed under this Section 6.4 (and the information contained therein) constitute confidential information of Landlord, which shall not be disclosed other than to Tenant’s accountants performing the review and principals of Tenant who receive the results of the review.  If Landlord disagrees with Tenant’s contention that an error exists with respect to the Annual Reconciliation in dispute, Landlord shall have the right to cause another review of that portion of Annual Reconciliation to be made by a firm of independent certified public accountants of national standing selected by Landlord (“Landlord’s Accountant”).  In the event of a disagreement between the two accounting firms, the review of Landlord’s Accountant shall be deemed to be correct and shall be conclusively binding on both Landlord and Tenant.  In the event that it is finally determined pursuant to this Section 6.4 that a particular Annual Reconciliation overstated amounts payable by Tenant under this Article 6 with respect to the applicable year by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable cost of Tenant’s accountant.  In all other cases, Tenant shall be liable for Landlord’s Accountant’s actual and reasonable fees and expenses.

ARTICLE 7

SECURITY DEPOSIT

7.1 Security Deposit.  Tenant shall deposit with Landlord, upon delivery to Landlord of a copy of this Lease executed by Tenant, the Security Deposit designated in Section 1.15 (the “Security Deposit”).  Said sum shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term hereof and any extension hereof.  Landlord shall have the right, but not the obligation, to apply all or any portion of the Security Deposit for the payment of Rent or any other sum due hereunder, to cure any default by Tenant of its obligations with respect to the restoration and surrender of the Premises or to cure any Tenant Default at any time, in which event Tenant shall be obligated to restore the Security Deposit to its original amount within ten (10) business days, and Tenant’s failure to do so shall be deemed to be a Default under this Lease.  Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7(c) of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which:  (a) establishes the time frame by which a landlord must refund a security deposit under a lease, or (b) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by a tenant, or to clean the subject premises.  Tenant acknowledges and agrees that:  (i) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 7.1 and (ii) rather than be so limited, Landlord may claim from the Security Deposit:  (A) any and all sums expressly identified in this Section 7.1, and (B) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code, as amended and recodified from time to time.  Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such Security Deposit.  Within thirty (30) days following the expiration of the Term, Landlord shall return the Security Deposit to Tenant, less such portion as Landlord shall have applied in accordance with this Section 7.1.  Should Landlord sell its interest in the Premises during the Term hereof and if Landlord deposits with (or gives a credit to) the purchaser thereof the then balance of the Security Deposit held by Landlord, Landlord shall be released from any further liability with respect to the Security Deposit.

7.2 Reserved.

ARTICLE 8

USE

8.1 General.  Tenant shall use the Premises for the Permitted Use set forth in Section 1.17 above, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord.  Nothing contained herein shall be deemed to give Tenant any exclusive right to such use in the Project or any portion thereof (excluding only the Premises).

8.2 Laws/CC&R’s.

8.2.1. Tenant shall not use or occupy the Premises in violation of any applicable laws, regulations, rules, orders, statutes or ordinances of any government agency, office and board or private entity in effect on or after the Effective Date and applicable to the Project or the use or occupancy of the Project (including, without limitation, the rules, regulations and requirements of the Pacific Fire Rating Bureau, and of any similar body, the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.) (the “ADA”) and Hazardous Material Laws (as defined below) (collectively, “Laws”) or in violation of any government-issued permit for the Building or Project or any of the Rules and Regulations (as defined below), and shall, upon Notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any Laws, or of any government-issued permit for the Building or Project.  Subject to Landlord’s completion of the Tenant Improvements in accordance with the provisions of this Lease, Tenant shall cause the Premises to comply with all applicable Laws and shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any obligation (including, but not limited to, any obligation imposed pursuant to the ADA), upon Tenant or Landlord with respect to the Premises or with respect to the use or occupancy thereof; provided, however, unless resulting from an Alteration performed by Tenant or by Tenant's specific use of the Premises (as opposed to general office use, generally), Tenant shall not be responsible for any obligation imposed by the ADA after completion of the initial Tenant Improvements with respect to the Common Areas of the Building and the Premises (except its prorata share of compliance costs included in Operating Expenses).  Tenant shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function.  Tenant shall not do or permit to be done in or about the Premises anything which causes the insurance on the Premises, the Building or the Project or any portion thereof to be canceled or the cost thereof increased.  Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 8.2.  In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Project or the Tenant Improvements showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate.  Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of Landlord or other tenants or occupants of the Building, the Parking Areas or the Project, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in or about the Premises or the Project.  Tenant shall comply with all restrictive covenants and obligations created by private contracts that affect the use and operation of the Premises, the Building, the Parking Areas, the Project Common Areas or the Project.  Tenant shall not commit or suffer to be committed any waste in or upon the Premises or the Project and shall keep the Premises in first class repair and appearance.  If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure, maintain and comply with the terms and conditions of each such license or permit.

Without limiting the generality of the foregoing:

(A) Landlord and Tenant agree to cooperate, and Tenant shall use its commercially reasonable efforts to participate in governmentally mandated regulations or voluntary traffic management programs applicable to businesses located in the area or to the Project, and, initially, shall encourage and support the use of van and car pooling and transit systems by employees and shall encourage and support staggered and flexible working hours for employees to the fullest extent permitted by the requirements of Tenant’s business.  Neither this Section 8.2.1(A) nor any other provision of this Lease, however, is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

(B) Landlord and Tenant agree to cooperate and comply with any and all guidelines or controls imposed upon either Landlord or Tenant by federal or state governmental organizations or by any energy conservation association to which Landlord is a party concerning energy management

(C) All costs, fees, assessments and other charges paid by Landlord to any governmental authority or voluntary association in connection with any program of the types described in Sections 8.2.1(A) and 8.2.1(B), above, and all costs and fees paid by Landlord to any governmental authority or third party pursuant to or to effect such program, shall be included in Operating Expenses for the purposes of Article 6, whether or not specifically listed in such Article 6.

(D) Tenant shall be liable for all penalties, noncompliance costs or other losses, costs or expenses incurred by Landlord primarily as a result of Tenant’s failure to comply with any of the provisions of Sections 8.2.1(A) through 8.2.1(C) above.  Any such amount shall be payable by Tenant to Landlord within ten (10) business days after Landlord’s demand therefor as Additional Rent.  Failure of Tenant to pay any amount due pursuant to this Section 8.2.1(D) when due shall be deemed a Tenant Default pursuant to this Lease.

8.2.2. Tenant shall be responsible for all structural engineering required to determine structural load for any of Tenant’s furniture, fixtures, equipment, other personal property, Alterations and Tenant Improvements; provided that Landlord reserves the right to prescribe the weight and position of all files, safes and heavy equipment which Tenant desires to place in the Premises so as to properly distribute the weight thereof.  Further, Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise.

8.3 Hazardous Materials.

8.3.1. Without limiting the generality of any other provisions contained in this Lease, Tenant covenants and agrees that Tenant and its Transferees (defined below), and their respective agents, employees, representatives, contractors and invitees (collectively, “Tenant Parties”) shall not bring into, generate, release, discharge, use, store, maintain, dispose of or otherwise transport (collectively, “Use”) any Hazardous Materials (defined below) upon, in, beneath, about to or from the Premises or the Project or any groundwater thereunder or soil or surface water thereabout.  The foregoing prohibition shall not extend to the use, storage and/or disposal of substances typically found or used in general office applications, so long as all of the following conditions are satisfied: (a) such substances are used and stored only in such quantities as are reasonably necessary for Tenant’s Permitted Use in the Premises (provided, that no asbestos or asbestos containing materials or lead based paint shall be incorporated into the Premises or any Leasehold Improvements (defined below)); (b) such substances are used, stored and disposed of strictly in accordance with the manufacturer’s instructions therefor and in accordance with all the applicable Hazardous Material Laws (as defined below), and without constituting or causing a release or discharge thereof; and (c) such substances are removed from the Building and the Premises (regardless of whether any Laws require removal), in compliance with all Hazardous Material Laws and this Lease at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease.

8.3.2. As used in this Lease, “Hazardous Materials” means:  (a) any material or substance:  (i) which is defined or becomes defined as a “hazardous substance”, “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under any Hazardous Materials Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s) or urea formaldehyde; (iv) which constitutes asbestos or asbestos-containing material; (v) which is radioactive; or (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense.  “Hazardous Material Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), and California Health and Safety Code (Sections 25100, 25249.5, 25316 and 39000, et seq. in each case).

8.3.3. Tenant:  (a) shall provide Landlord with the following notices:  (i) annually, or within thirty (30) days after Landlord requests the same from Tenant, a written list identifying any Hazardous Materials then Used by Tenant in or about the Building and/or Project, the use and approximate quantity of each such item, and Tenant’s written certification (in form and substance satisfactory to Landlord) to the effect that neither Tenant nor any other Tenant Parties have Used any Hazardous Materials in or about the Premises, the Building or the Project in violation of Section 8.3.1 above and (ii) within five (5) days after receipt thereof, copies of all licenses or permits received by Tenant with respect to any Use by Tenant, or notices or other communications of any actual or alleged Use by any third party, of any Hazardous Material on or about the Premises or the Building; and (b) shall submit to Landlord for prior approval any Use of a Hazardous Material in or about the Building or the Premises other than as expressly permitted under Section 8.3.1 above; provided, that no such notice to or approval by Landlord shall relieve Tenant of any other obligation contained in this Section 8.3.3, including, but not limited to, the removal, remediation and indemnification obligations set forth below.

8.3.4. Landlord in its sole discretion may enter and inspect the Premises and the business operations of Tenant, at any time upon reasonable Notice and in a manner so as not to interfere unreasonably with the conduct of Tenant’s business, in order to investigate the possibility of any improper Use of Hazardous Materials by Tenant or any other Tenant Party.  During any such inspection, Landlord shall have the right to take such samples and conduct such tests as Landlord may deem necessary or advisable in its sole discretion.

8.3.5. If any Hazardous Materials shall become present in, on, under or about the Premises, Building or Project as a result of any act or omission of any Tenant Party (any such Hazardous Materials, “Tenant’s Hazardous Materials”), Tenant shall:  (a) take all actions (or at Landlord’s election, reimburse Landlord for taking all actions) necessary to restore the Premises or any portion of the Project to the condition existing prior to the introduction of Tenant’s Hazardous Materials, notwithstanding any less stringent standards or remediation allowable under applicable Hazardous Materials Laws and (b) shall indemnify, defend and hold harmless Landlord from and against any and all Claims arising out of or relating to any such Tenant’s Hazardous Materials.  All such work shall in each case be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction.  If Tenant fails to do so, Landlord shall have the right but not the obligation, to do so at Tenant’s sole cost and expense.  Without limiting the generality of the foregoing, Tenant shall be responsible for any and all testing, monitoring, investigation, preparation of any response or closure plan, analysis or report, clean-up work, remedial or corrective action, or other matter that may be required by any governmental authority in connection with any Tenant’s Hazardous Materials and/or with the Use by Tenant or any other Tenant Party of any Hazardous Materials on or about the Premises, Building or Project.

8.3.6. Tenant shall indemnify, defend and hold harmless Landlord and the other Landlord Indemnified Parties (as defined below in Article 20) from and against any and all Claims (as defined below in Article 20) imposed or asserted against or incurred by Landlord or any such other Landlord Indemnified Parties, or which may be asserted as the result of: (a) any noncompliance by Tenant or any other Tenant Party, with any Hazardous Materials Laws or any permit condition, court order or other administrative requirement; or (b) any other Use by Tenant or any other Tenant Party of any Hazardous Materials in or about the Premises, the Building or the Project.

8.3.7. The provisions of Section 8.3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

MOLD

Tenant agrees to maintain the Premises in a manner that prevents the occurrence of an infestation of mold, mildew, microbial growths, and any associated mycotoxins in the Premises, and shall comply, at a minimum, with the following (other than to the extent such measures fall within Landlord’s explicit maintenance and repair obligations hereunder):  (a) Tenant agrees to immediately fix/abate any water intrusion in the Premises; (b) Tenant agrees to use all reasonable care to close all windows and other openings in the Premises to prevent outdoor water from penetrating into the interior unit; (c) Tenant agrees to clean and dry any visible moisture on windows, walls, and other surfaces, including personal property, as soon as reasonably possible; (d) Tenant agrees to keep the Premises free of dirt and debris that can harbor mold; (e) Tenant agrees to regularly clean and sanitize kitchens and other surfaces within the Premises where water, moisture condensation, and mold can collect; (f) Tenant agrees not to interfere with regular air flow and circulation throughout the Premises; (g) Tenant agrees to limit the indoor watering of plants; (h) Tenant agrees to prevent the overflow or release of water from bathrooms or kitchens, including but not limited to toilets, sinks, kitchen appliances, and other receptacles of water; (i) Tenant agrees not to obstruct fresh air supply to furnace, air conditioner or heater ducts; (j) Tenant agrees to maintain and not obstruct ventilation at all locations in the Premises; (k) Tenant agrees to prevent the clogging of all plumbing within the Premises; (l) Tenant agrees not to engage in any conduct that promotes or creates mold growth; (m) Tenant agrees to report within forty-eight (48) hours the following to Landlord:  (i) any non-working fan, heater, air conditioner or ventilation system; (ii) plumbing leaks, drips, sweating pipes, wet spots; (iii) overflows from bathroom, kitchen, or other facilities, including, but not limited to, tubs, showers, shower enclosures, toilets, sinks, kitchen appliances, or other receptacles of water, especially in cases where the overflow may have permeated walls, floors, ceilings or fixtures; (iv) water intrusion of any kind; (v) any mold or black or brown spots or moisture on surfaces inside the Premises; (vi) broken plumbing systems or standing water near structures within the Premises; and (vii) any odors consistent with mold growth within the Premises.  Tenant agrees not to commence any mold investigation, testing, remediation or repair without first obtaining the prior written consent of Landlord.  If Landlord consents to any mold investigation, remediation or repair by Tenant, Tenant agrees to not use any methods of mold investigation, testing, remediation and repair that are speculative and not generally accepted within the scientific community, and Landlord reserves the right to approve any and all third parties retained by Tenant to conduct any such mold investigation, testing, remediation and repair.  As of the Effective Date such speculative and generally unaccepted methods of investigation, testing, remediation and repair include:  (A) any use of settled dust vacuum sampling; (B) any use of interior wall cavity air sampling; (C) Tenant’s use of do-it-yourself mold investigation kits; and (D) use of any other methods that have not been peer reviewed and generally accepted within the scientific community.

ARTICLE 10

NOTICES

10.1 Method of Delivery.  Any notice, consent, approval or objection required or permitted by this Lease (a “Notice”) shall be in writing and may be delivered:  (a) in person (by hand or by messenger or courier service) or (b) by certified or registered mail or United States Postal Service Express Mail, with postage prepaid, or (c) by a nationally recognized overnight delivery service that provides delivery verification, or (d) by facsimile transmission, addressed to Tenant at the Premises and to Landlord at each of the addresses designated in Section 1.2, and shall be deemed sufficiently given if served in a manner specified in this Article 10.  Either party may specify a different address for Notice purposes by Notice to the other.

10.2 Receipt of Notices.  Any Notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon.  Notices delivered by United States Postal Service Express Mail or overnight delivery service that guarantees next day delivery shall be deemed given on the next business day after delivery of the same to the United States Postal Service or overnight delivery service.  If any Notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone confirmation of receipt of the transmission thereof, provided a copy is also delivered on or before the next business day via one of the methods in Section 10.1(a)-(c) above.  If any Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

10.3 Statutory Service of Notice.  When a statute permits, or requires, service of a notice in a particular manner, service of that notice (or a similar Notice permitted, or required, by this Lease) in the manner permitted, or required, by this Article 10 shall replace and satisfy the statutory service-of-notice procedures, including, but not limited to, those required by California Code of Civil Procedure Section 1162, or any similar or successor statute.

ARTICLE 11

BROKERS

Tenant warrants that it has had no dealings with any real estate broker, finder or agent in connection with the negotiation of this Lease except for the broker(s) whose name(s) is (are) set forth in Section 1.16, whose commission shall be payable by Landlord pursuant to one or more separate agreements, and that it knows of no other real estate broker, finder or agent who is or might be entitled to a commission in connection with this Lease.  Tenant shall be solely responsible for the payment of any fee due to any other broker, finder, agent or other party claiming under Tenant, and shall hold Landlord free and harmless against any liability in respect thereto, including attorneys’ fees and costs incurred by Landlord in connection therewith.

ARTICLE 12

HOLDING OVER

If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a Tenant at sufferance, at an Annual Basic Rent equal to one hundred fifty percent (150%) of the Rent payable during the last month of the Term, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable.  Acceptance by Landlord of Rent after such expiration or earlier termination without Landlord’s prior written consent shall not waive Landlord’s right to evict Tenant without thirty (30) days prior written notice.  The foregoing provisions of this Article 12 are in addition to and do not affect Landlord’s right of reentry or any rights of Landlord hereunder or as otherwise provided by law.  If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold Landlord harmless from all Claims, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender, lost profits and other consequential damages, and any and all attorneys’ fees and costs incurred by Landlord in connection Tenant’s failure to surrender the Premises in accordance with the provisions of this Lease on the expiration or earlier termination of this Lease.

ARTICLE 13

TAXES ON TENANT’S PROPERTY

13.1 Personal Property and Fixtures.  Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes levied against any of Tenant’s Personal Property (defined below) placed by Tenant or any Tenant Party in or about the Premises.  If any such taxes on Tenant’s Personal Property are levied against Landlord or Landlord’s property, or if the assessed value of the Premises, Building or Project is increased by the inclusion therein of a value placed upon such Tenant’s Personal Property, and if Landlord, after Notice to Tenant, pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof (but only under proper protest if so requested by Tenant), Tenant shall, upon demand, repay to Landlord the taxes so levied against Landlord, or the portion of such taxes resulting from such increase in the assessment.

13.2 Tenant Improvements.  If the Leasehold Improvements (defined below) in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “Building Standard Improvements” (as defined in the Work Letter Agreement) for other space in the Building are assessed, then the real property taxes and assessments levied against the Building or Project by reason of such excess assessed valuation shall be deemed to be taxes levied against Tenant’s Personal Property and shall be governed by the provisions of Section 13.1 above.  If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether the Leasehold Improvements are assessed at a higher valuation than Landlord’s “Building Standard Improvements”, such records shall be binding on both Landlord and Tenant.  If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used.

13.3 Additional Taxes.  Tenant shall pay to Landlord, within ten (10) days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales, privilege or other tax, assessment or other charge (other than income or franchise taxes) imposed, assessed or levied by any governmental authority or agency upon Landlord on account of:  (a) the Rent payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority or agency, (b) this Lease, Landlord’s business as a lessor hereunder, and the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including, without limitation, any applicable possessory interest taxes), (c) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, or (d) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder.

ARTICLE 14

CONDITION OF PREMISES

Tenant acknowledges and agrees that:  (a) Tenant has inspected the Project, the Building and the Premises and accepts them in their “AS IS, WHERE IS” condition, subject to Landlord’s explicit delivery, maintenance and repair obligations hereunder, (b) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Parking Areas or any other portion of the Project or with respect to the condition thereof or the suitability of the same for the conduct of Tenant’s business, (c) except as expressly provided in the Work Letter Agreement and Section 16.2 below, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, or any portion of the Building or Project and (d) except as expressly provided in this Lease, Landlord shall have no obligation to provide Tenant with any allowance, rent credit or abatement in connection with Tenant’s entering into this Lease.  The taking of possession of the Premises by Tenant shall conclusively establish that the Project, the Building and the Premises were at such time in good order and clean condition and that Landlord shall have discharged all of its obligations under the Work Letter Agreement, and the execution of this Lease by Tenant shall conclusively establish that the Premises, the Building, the Project and the Parking Areas were in good and sanitary order, condition and repair at such time, except for latent defects and punch list items, if any.  Without limiting the foregoing, Tenant’s execution of the Memorandum of Terms shall constitute a specific acknowledgment and acceptance of the various start-up inconveniences that may be associated with the use of the Building, the Parking Areas and other portions of the Project, such as certain construction obstacles (e.g., scaffolding), delays in use of freight elevator service, unavailability of certain elevators for Tenant’s use, uneven air-conditioning services and other typical conditions incident to recently constructed office buildings.  Tenant (for itself and all other claiming through Tenant) hereby irrevocably waives and releases its right to terminate this Lease under Section 1932(l) of the California Civil Code.

ARTICLE 15

ALTERATIONS

15.1 Alterations and Major Alterations.  Except for Permitted Alterations, Tenant shall make no alterations, additions, or improvements in or to the Premises (collectively, the “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed for all Alterations other than Major Alterations (which shall be granted in Landlord’s sole discretion), and then only by licensed contractors or mechanics approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed (provided that any contractors performing any Major Alterations shall be subject to approval by Landlord in its sole and absolute discretion).  Tenant shall submit to Landlord plans and specifications for any proposed Alterations to the Premises, and may not make such Alterations until Landlord has approved such plans and specifications and the contractor performing any Alterations in writing.  Tenant shall construct such Alterations in accordance with the plans and specifications approved by Landlord and in compliance with all applicable Laws, and shall not amend or modify such plans and specifications without Landlord’s prior written consent.  If any proposed Alterations require the consent or approval of any lessor of a superior lease or the holder of a mortgage encumbering the Premises, Tenant acknowledges that such consent or approval must be secured prior to the construction of such Alterations.  Tenant agrees not to construct or erect partitions or other obstructions that might interfere with Landlord’s free access to mechanical installations or service facilities of the Building or interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities.  All Alterations shall be done at such times and in such manner as Landlord may from time to time reasonably designate.  Tenant will pay the entire cost and expense of all Alterations, including, without limitation, for any painting, restoring or repairing of the Premises or the Building necessitated by the Alterations, and Landlord’s actual out-of-pocket third party review and Landlord’s supervision fee in an amount equal to five percent (5%) of the cost of the Alterations in question (except for Permitted Alterations).  Tenant will also obtain and/or require: (a) builder’s “all-risk” insurance (or the equivalent thereof) in an amount at least equal to the replacement value of the Alterations; (b) liability insurance insuring Tenant and each of Tenant’s contractors against construction related risks in at least the form, amounts and coverage required of Tenant under Article 22; and (c) if requested by Landlord, demolition (if applicable) and payment and performance bonds in an amount not less than the full cost of the Alterations.  The insurance policies described in clause (b) of this Section 15.1 must name Landlord, Landlord’s lender (if any), BBL, Inc. (“Property Manager”) and other parties reasonably requested by Landlord as additional insureds, specifically including completed operations.  Tenant covenants and agrees that all Alterations done by Tenant shall be performed in full compliance with all Laws.  If any governmental authority requires any alterations or modifications to the Building or the Premises as a result of Tenant’s Permitted Use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, Tenant will pay the cost of all such alterations or modifications.  If any such Alterations involve any modifications to (i) the structural portions of the Building, (ii) the mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building (collectively, the "Building Systems"), or (ii) any portion of the Building outside of the interior of the Premises (a “Major Alteration”), Tenant agrees that it shall be reasonable for Landlord to withhold its consent to any Major Alterations and it shall be reasonable for Landlord to condition its consent to any Major Alterations on Landlord making the Major Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Major Alterations (including, without limitation, reasonable overhead, administrative costs and profit).  Before commencing any work, Tenant shall give Landlord at least ten (10) days Notice of the proposed commencement of such work and shall, if required by Landlord, deliver a copy of the completion and payment bond required by Landlord in form, substance and amount satisfactory to Landlord.  “Permitted Alterations” means only usual and customary maintenance and repairs of Leasehold Improvements if and to the extent that such maintenance and repairs:  (A) are of a type and extent which are customarily permitted to be made without consent by landlords acting consistently with Institutional Owner Practices leasing similar space for similar uses to similar tenants, (B) are in compliance with the Rules and Regulations, and (C) will not affect the Building’s structure, the provision of services to other Building or Project tenants, or any Building Systems

15.2 Removal of Alterations and Tenant’s Personal Property.  The Tenant Improvements together with all Alterations upon the Premises made by Tenant after the Delivery Date, including, without limitation, all wall coverings, built-in cabinet work, paneling and the like (collectively, the "Leasehold Improvements"), shall, at Landlord’s election, either be removed by Tenant or shall become the property of Landlord and shall remain upon, and be surrendered with, the Premises at the end of the Term hereof; provided, however, that if Landlord, by Notice to Tenant at the time Landlord consents to such Leasehold Improvements, requires Tenant to remove any such Leasehold Improvements, Tenant shall repair all damage resulting from such removal or, at Landlord’s option, shall pay to Landlord the cost of such removal, as reasonably estimated by Landlord, prior to the expiration of the Term of this Lease.  All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or any other Tenant Party or that installed by or for Tenant or any other Tenant Party at its expense in the Premises (collectively, "Tenant's Personal Property") shall be and remain the property of Tenant and shall be removed by Tenant prior to the expiration of the Term, and Tenant shall repair all damage to the Premises, if any, resulting from such removal.  If Tenant shall fail to remove any of the foregoing from the Premises prior to termination of this Lease for any cause whatsoever, Tenant shall be deemed to be holding over in the Premises without the consent of Landlord and Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store the same without liability to Tenant for loss thereof.  In such event, Tenant agrees to pay to Landlord upon demand, any and all expenses incurred in such removal (including court costs and attorneys’ fees) and storage charges thereon, for any length of time that the same shall be in Landlord’s possession or control.  Landlord may, at its option, without Notice, sell such property, or any of the same, at a private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and/or to all expenses, including attorneys’ fees and costs, incident to the removal and/or sale thereof.

ARTICLE 16

REPAIRS

16.1 Tenant Obligations.  Tenant shall, when and if needed, at Tenant’s sole cost and expense and subject to Article 15 above, make all repairs to the Premises and every part thereof to maintain the Premises in first class condition and repair.  Any Supplemental Equipment (defined below) located in or serving the Premises will be maintained, repaired and replaced as needed by Tenant at Tenant’s sole cost and expense.  Landlord shall have no liability for the operation, repair, maintenance or replacement of any such Supplemental Equipment or for any other systems, fixtures or equipment placed within the Premises by Tenant that are not a part of the Building’s standard systems, fixtures and equipment.  If Landlord elects at any time to perform any repair or maintenance upon such Supplemental Equipment, Landlord will do so at Tenant’s sole cost and expense.  “Supplemental Equipment” means any items that satisfy the following:   (i) is installed within or that exclusively serves any rentable space in the Building by or at the request of the tenant or other occupants of such space and (ii) is not included by Landlord in the Building standard systems, fixtures and equipment of the Building, and for the avoidance of doubt, Supplemental Equipment shall include, without limitation:  (A) any supplemental or specialty electrical, mechanical, plumbing, heating, ventilation or air conditioning systems, fixtures or equipment; (B) any supplemental or specialty fire, life, safety or security systems, fixture or equipment; or (C) any video, audio, communications or computer systems, fixtures or equipment (including cabling).

16.2 Landlord Obligations.  Notwithstanding anything to the contrary in Article 14 or Section 16.1 above, Landlord shall repair and maintain the structural portions of the Building and the Parking Areas (to the extent Landlord or its affiliates is the owner thereof), and Building Systems and all Common Areas and improvements therein, and the costs incurred by Landlord in performing such repair and maintenance shall be included in Operating Expenses; provided that, to the extent that such maintenance and repairs are required by items installed in Tenant’s Premises which are above standard interior improvements (such as, for example, custom lighting, kitchen or restroom facilities constructed within Tenant’s Premises) or are caused in part or in whole by the negligence or willful misconduct of Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord upon demand, as Additional Rent, the reasonable cost of such maintenance and repairs.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance caused by Tenant’s negligence or intentional misconduct.  Except as provided in Article 23 hereof, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein.  Landlord, however, shall employ commercially reasonable measures to minimize any interference with Tenant’s use of and access to the Premises.  Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect including Section 1941 and 1942 of the California Civil Code (as the same may be amended from time to time) and any successor statute and similar statute, law and ordinance now or hereafter in effect.

ARTICLE 17

LIENS

Tenant shall not cause or permit to be filed against the Building, the Parking Areas, the Project or of any portion thereof or against Tenant’s leasehold interest in the Premises any mechanics’, materialmen’s or other liens, including without limitation any state, federal or local “superfund” or Hazardous Materials cleanup lien imposed as a result of the presence of Hazardous Materials in, on or about the Premises, the Parking Areas, the Building or any other portion of the Project on account of any work performed by, for or on behalf of Tenant.  Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices that it deems necessary for protection from such liens.  Tenant shall discharge any lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, by bond or otherwise, within ten (10) business days after the filing thereof, at the cost and expense of Tenant.  If any such liens are filed and Tenant fails to discharge them pursuant to the foregoing sentence, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations hereunder, cause such lien(s) to be released by any means it shall deem proper, including payments in satisfaction of the claim giving rise to such lien or by obtaining a corporate statutory mechanic’s lien release bond in an amount equal to one hundred fifty percent (150%) of such lien claim.  Tenant shall:  (a) pay to Landlord, immediately upon Notice from Landlord, any cost or expense, including, without limitation, attorneys’ fees and costs, incurred by Landlord by reason of Tenant’s failure to discharge any such lien, together with interest thereon at the maximum rate per annum permitted by law from the date of such payment by Landlord and (b) shall indemnify, defend and hold the Landlord Indemnified Parties harmless from and against any liens.

ARTICLE 18

ENTRY BY LANDLORD

Landlord reserves and shall at any and all reasonable times and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) have the right to enter the Premises to supply janitor service and any other service to be provided by Landlord to Tenant hereunder, to inspect the same, to show the Premises to prospective purchasers, lenders, or investors and during the last twelve (12) months of the Term or following a default by Tenant to prospective tenants, to post notices of non-responsibility, to alter, improve or repair the Premises or any other portion of the Building and/or the Parking Areas, as provided in Section 2.4 above, or for any other reasonable purpose, all without being deemed guilty of any eviction of Tenant and without abatement of Rent.  Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable.  Landlord, however, shall employ commercially reasonable measures to minimize any interference with Tenant’s use of and access to the Premises.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, for any loss of occupancy or quiet enjoyment of the Premises and for any other loss in, upon and about the Premises, the Building or the Parking Areas on account of Landlord’s entry or work permitted by this Article 18 or by Section 2.4 above.  Landlord shall at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes.  Landlord shall have the right to use any and all means that Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant.  Notwithstanding the above, Landlord acknowledges that under The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) Tenant has a duty to protect all “individually identifiable health information,” commonly referred to as protected health information (“PHI”), and Landlord agrees to use diligent, good faith efforts to comply with Tenant’s policies and procedures with respect to protecting PHI (other than in the case of an emergency), including any reasonable restrictions Tenant places on access to portions of the Premises and ownership or removal of files, but only to the extent such policies and procedures are necessary for Tenant’s compliance with HIPAA and provided that Tenant has given prior written notice of such policies and procedures to Landlord.

ARTICLE 19

UTILITIES AND SERVICES

Notwithstanding anything to the contrary in this Lease, beginning on the Delivery Date (and during any early access period), Tenant shall pay for the cost of separately metered electricity service to the Premises directly to the utility service provider pursuant to a separate agreement. If the Premises are not separately metered, Landlord may install (a) separate meter(s) for the Premises, in which case Tenant thereafter shall pay all charges of the utility providing such service to the Premises directly to the purveyor thereof or (b) separate submeter(s) for the Premises, in which case Tenant thereafter shall pay to Landlord upon demand, an amount equal to the Actual Electrical Costs (defined below) for all electrical energy delivered during each month, as measured by such submeter(s), and in either case, the cost of electrical power delivered to rentable space in the Building and Project shall be excluded from Operating Expenses.  “Actual Electrical Costs” means the cost per kilowatt hour and cost per kilowatt demand, adjusted by applicable rate adjustments, to Landlord for the purchase of electricity from the public utility or other electricity provider furnishing electrical service to the Building from time to time, including sales and other taxes or other impositions imposed by any governmental authority on Landlord’s purchase of electricity.  Subject to the foregoing, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services which are attached hereto as Exhibit “E”, and incorporated herein by this reference (“Standards for Utilities and Services”), subject to the conditions and in accordance with the standards set forth therein.  Landlord’s failure to furnish or cause to be furnished any of the foregoing items shall not result in any liability to Landlord.  Landlord shall not be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant’s needs, or for any failure, interruption, stoppage, or defect in any utility service.  In addition, Tenant shall not be entitled to any abatement or reduction of Rent, no eviction of Tenant shall result from and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease by reason of any such change, failure, interruption, stoppage or defect.  In the event of any such failure, interruption, stoppage or defect, Landlord shall diligently attempt to cause service to be resumed promptly.  If Tenant requires or utilizes more water or electrical power than is considered reasonable or normal by Landlord, Landlord may, at its option, require Tenant to pay, as Additional Rent, the cost, as determined by Landlord, of such extraordinary usage.  Landlord may, in Landlord’s sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider(s) of Landlord’s choosing.  Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord.  Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters.  Tenant shall either pay or reimburse Landlord for all costs associated with any change of utility service, including the cost of any new utility equipment, within ten (10) business days after Landlord’s written demand for payment or reimbursement.

ARTICLE 20

INDEMNIFICATION AND EXCULPATION OF LANDLORD

Tenant shall indemnify, defend and hold harmless Landlord, the Property Manager and their respective partners, parents, affiliates, divisions and subsidiaries, and each of their respective directors, officers, principals, shareholders, members, managing members, managers, agents, advisors, employees, property manager, lenders and representatives (together with Landlord, collectively, the “Landlord Indemnified Parties” and each, a “Landlord Indemnified Party”) from and against any and all claims, demands, penalties, fines, liabilities, actions (including, without limitation, informal proceedings), settlements, judgments, damages, losses, costs and expenses (including attorneys’ fees and costs) of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by or asserted against such Landlord Indemnified Party (collectively, “Claims”) arising from or in connection with:  (a) any cause whatsoever in the Premises, except to the extent caused by the gross negligence or intentional misconduct of such Landlord Indemnified Party, (b) Tenant’s Permitted use of the Premises or any other portion of the Project, or (c) the conduct of Tenant’s business or from any activity, work or thing done, permitted or suffered by Tenant, its agents, contractors, employees or invitees, in or about the Premises or any other portion of the Project.  Tenant shall further indemnify, defend and hold the Landlord Indemnified Parties harmless from and against all Claims arising from any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant or any other Tenant Parties.  Payment shall not be a condition precedent to enforcement of the foregoing indemnity.  In case any action or proceeding shall be brought against any Landlord Indemnified Party by reason of any such Claim, at such Landlord Indemnified Party’s option, upon Notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel selected by Tenant and approved by Landlord in its reasonable discretion.  Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to Tenant or any other Tenant Parties in, upon or about the Premises, the Building, the Parking Facilities or the Project from any cause whatsoever, including, without limitation, earthquake damage, and hereby waives all Claims (including consequential damages arising out of any loss of use of the Premises, the Building, the Parking Areas or the Project or any equipment or facilities therein) in respect thereof against each Landlord Indemnified Party, except to the extent caused by: (i) any Landlord Default (defined below), (ii) the grossly negligent acts of such Landlord Indemnified Party, or (iii) the willful misconduct of such Landlord Indemnified Party.  Without limitation on other obligations of Tenant that survive the expiration of the Term, the clauses of this Article 20 shall survive the expiration or earlier termination of this Lease until all Claims against the Landlord Indemnified Parties involving any of the indemnified matters are fully, finally, and absolutely barred by the applicable statutes of limitations.

Subject to the provisions of Section 22.4 below, Landlord shall indemnify, defend and hold harmless Tenant from and against any and all third party claims, demands, penalties, fines, liabilities, actions (including, without limitation, informal proceedings), settlements, judgments, damages, losses, costs and expenses (including attorneys’ fees and costs) of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by or asserted against Tenant to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s contractors, agents or affiliates in connection with Landlord’s activities on or about the Building or Project.

ARTICLE 21

DAMAGE TO TENANT’S PROPERTY

Notwithstanding the provisions of Article 20 or anything to the contrary in this Lease, no Landlord Indemnified Party shall be liable for:  (a) loss or damage to any property by theft or any other cause whatsoever, (b) any injury or damage to persons resulting from fire, storms, earthquakes, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building, the Parking Areas or the Project or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, except to the extent caused by: (i) the grossly negligent acts of such Landlord Indemnified Party, (ii) the willful misconduct of such Landlord Indemnified Party, (iii) the breach by Landlord of any of its obligations hereunder, or (iv) any latent defect in the Premises, the Building, the Parking Areas or any other portion of the Project that is not promptly remedied by Landlord following Landlord's receipt of notice thereof.  Tenant shall immediately give Notice to Landlord in case of the occurrence of any fire or accidents in or about the Premises, the Building, the Parking Areas or any other portion of the Project, or the discovery of any defects therein (including, without limitation, any latent defect in the Premises) or in any fixtures or equipment that are the property of Landlord, Tenant or any other tenant or occupant of premises in the Project.

Without limiting the foregoing, Tenant acknowledges that safety and access control devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property.  The risk that any safety or access control device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 22.  Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

ARTICLE 22

TENANT’S INSURANCE

22.1 General Insurance Provisions.  Tenant shall, during the Term hereof (and during any period that Tenant may enter, occupy and/or use the Premises prior to the Commencement Date and any holdover period), at its sole cost and expense, keep in full force and effect the following insurance:

22.1.1. Property insurance insuring against any perils included within the classification “All Risk,” including, without limitation, fire, windstorm, cyclone, tornado, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicle, smoke damage, vandalism, malicious mischief and sprinkler leakage (and earthquake sprinkler leakage).  Such insurance shall insure all property owned by Tenant or any other Tenant Party, for which Tenant or any other Tenant Party is legally liable or that was installed at the expense of Tenant or any other Tenant Party, and which is located in the Building, including, without limitation, furniture, furnishings, installations, fixtures and equipment, any other personal property, and in addition, all improvements and betterments to the Premises, including all Leasehold Improvements, in an amount not less than one hundred percent (100%) of the full replacement cost thereof.  For the purposes of this Section 22.1.1, the Premises shall consist of the floor area shown in the Outline of Floor Plan of Premises, consisting of the cubic space spanning from the floor slab to the bottom surface of the floor slab of the floor immediately above the Premises (the “Upper Slab”), without any offsets or deductions that are included for the Permitted Use of Tenant.  Such cubic space shall include the plenum space which is bounded by the lower surface of the Upper Slab and the suspended ceiling of the Premises.  In the event that there shall be a dispute as to the amount that comprises full replacement cost, the decision of Landlord or any mortgagees of Landlord shall be conclusive.  Such policy shall name Landlord, any mortgagees of Landlord and any other additional parties designated by Landlord as loss payees, as their respective interests may appear.

22.1.2. Commercial General Liability Insurance insuring Tenant on the current ISO CG 00 01 occurrence form or any equivalent reasonably acceptable to Landlord against any liability arising out of the lease, use, occupancy or maintenance of the Premises, the Building or the Project, or any portion of the foregoing.  Such insurance shall be in the following minimum limits: $1,000,000 per occurrence and $2,000,000 in the aggregate and shall be endorsed to have the aggregate apply on a per location/per project basis and shall cover injury (including mental anguish) to or death of one or more persons and damage to tangible property (including loss of use) including blanket contractual liability, broad form property damage (including coverage for explosion, collapse and underground hazards), personal & advertising injury with a separate limit of $1,000,000, products completed operations with a separate aggregate of $2,000,000, host liquor liability and owned and non-owned automobile coverage.  The limits of liability can be provided in a combination of a Commercial General Liability policy and an Umbrella Liability policy, which is written on a no less than follow form basis.  The policy shall not include any exclusions or limitations other than those incorporated in the standard form.   Such liability amount shall be adjusted from year to year to reflect increases, if any, in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers, Los Angeles, Anaheim, Riverside Average, Subgroup “All Items” (1982-84 = 100) (the “Index”).  If the format or components of the Index are materially changed, or if the publication of the Index ceases, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index.  The policy shall insure the hazards of the Premises and Tenant’s operations thereon, independent contractors, contractual liability (covering the indemnity contained in Article 20 hereof) and shall:  (i) name Landlord and any other persons designated by Landlord and having an insurable interest in the Premises or the Project as additional insureds using ISO additional insured endorsement CG 20 11 or an equivalent acceptable to Landlord, (ii) contain a cross liability provision and severability of interests and (iii) contain a provision that the insurance provided Landlord hereunder shall be primary and noncontributing with any other insurance available to Landlord.  In addition to any insurance required of Tenant, Tenant shall secure, pay for and maintain or cause Tenant’s contractors and sub-contractors to secure, pay for and maintain insurance during any construction or work to the Premises performed by or on behalf of Tenant at a minimum equal to the limits of liability required by Tenant.  Such contractors and sub-contractors insurance shall be on a primary and non-contributory basis and shall name Landlord and any other persons designated by Landlord as additional insureds.  Tenant’s products and completed operations insurance shall be maintained for a minimum period equal to the greater of (i) the period under which a claim can be asserted under the applicable statutes of limitations and/or repose or (ii) three (3) years after Substantial Completion of the Tenant Improvements.  Tenant’s contractual liability insurance shall include coverage sufficient to meet the indemnity obligations included herein.

22.1.3. Worker’s Compensation Insurance in compliance with statutory requirements of the state(s) in which the employee resides, is hired and in which the lease takes place shall apply to all persons employed by the Tenant and Employer’s Liability insurance in the amount of $1,000,000.

22.1.4. Business interruption insurance and extra expense coverage on ISO coverage form CP 00 30 or equivalent reasonably acceptable to Landlord, which shall cover Tenant’s monetary obligations under this Lease and any direct or indirect loss of earnings attributable to perils insured against in Section 22.1.1 above for a period of at least twelve (12) months. If Tenant fails to obtain business interruption insurance, it is understood and agreed upon that Tenant is fully responsible for its own business interruption exposure whether insured or not.

22.1.5. Comprehensive Automobile Liability Insurance including coverage for all owned, leased, hired and non-owned vehicles with minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage liability.

22.1.6. Umbrella/Excess Liability Insurance policy with a per occurrence and annual aggregate limit of $4,000,000 to $5,000,000 per location/project. Coverage shall be in excess of Commercial General Liability, Auto Liability and Employers’ Liability insurance with such coverage being on a follow form basis and not more restrictive than underlying insurance. The Tenant shall, by specific endorsement to its Umbrella/Excess Liability policy, cause the coverage afforded to the Landlord and additional insureds thereunder to be first tier umbrella/excess coverage above the primary coverage afforded to the Landlord and additional insureds as set forth in this Lease and not concurrent with or excess to any other valid and collectible insurance available to the Landlord and additional insureds whether provided on a primary or excess basis. It is the specific intent of the parties that Tenant procure the excess carriers’ agreement to waive and or forego any viable “horizontal exhaustion” rights it might have in regard to any insurance any indemnitee might carry for its own benefit or on the behalf of other indemnitees.

22.1.7. Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.  Tenant’s insurance shall be primary and non-contributory with regard to any other insurance that may be available to Landlord and additional insureds.

22.1.8. Tenant may place all or any of the foregoing insurance coverages under blanket insurance policies carried by the Tenant provided that no other loss which may also be insured by such blanket insurance shall affect the insurance coverages required hereby and further provided that Tenant delivers to Landlord a certificate specifically stating that such coverages apply to Landlord, the Premises, the Building and the Project.  If Tenant is carrying a specific line of insurance, Tenant will maintain such coverage on a primary and non-contributory basis and such policies shall name Landlord, Property Manager, and all mortgagees and lessors of Landlord, of which Tenant has been notified, as additional insureds.  Tenant acknowledges and agrees that all policies of insurance shall be primary and not contributing with and not supplemental to the coverages that Landlord may carry.

22.1.9. If Tenant shall hire or bring a contractor onto the Premises to perform any alterations, work or improvements, Tenant agrees to have a written agreement with contractor whereby such contractor will be required to carry the same insurance coverages for Commercial General Liability, Auto and Worker’s Compensation and Employer’s Liability insurance as required of Tenant herein.  Tenant shall also require that such contractor’s insurance will meet same additional terms as required of Tenant herein with regards to adding Landlord, Property Manager and all mortgagees as additional insureds, maintaining primary and non-contributory coverage, waiving all rights of recovery and subrogation, and making certificates of insurance available as evidence of all policies during the term of their work and in advance of all applicable renewals. Tenant shall not allow any contractors to begin work prior to obtaining certificates evidencing all insurance requirements contained herein.

22.2 Standard of Insurance.  All policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies holding a General Policyholders Rating of “A-VIII” or better, as set forth in the most current issue of A.M. Best’s Insurance Guide.  On or before the date which is ten (10) days after the execution of this Lease, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the amounts and forms of coverage satisfactory to Landlord.  No such policy shall be cancelable or reducible in coverage except after thirty (30) days prior Notice to Landlord. Any insurance limits required by this Lease are minimum limits only and not intended to restrict the liability imposed on any Tenant for liability under this Lease.  Tenant shall, within thirty (30) days prior to the expiration of such policies, furnish Landlord with renewal or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as Additional Rent.  If Landlord obtains any insurance that is the responsibility of Tenant under this Article 22, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and Tenant shall remit said amount to Landlord within ten (10) business days.

22.3 Landlord Insurance.

22.3.1. During the Term of this Lease, Landlord shall insure the Building and the Parking Areas (to the extent Landlord is the owner thereof) (excluding any property which Tenant is obligated to insure under Sections 22.1 and 22.2 hereof) against damage with All-Risk insurance and public liability insurance, all in such amounts and with such deductibles as Landlord considers appropriate.  Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or Landlord’s mortgagees may determine advisable.  Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.

22.3.2. If any of Landlord’s insurance policies shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the Tenant's specific use (as compared to typical general office use) of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within forty-eight (48) hours after Notice thereof, Landlord may, at its option, but without any obligation so to do, enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as Additional Rent.

22.4 Subrogation Waivers

22.4.1. Subrogation Waiver - Property Insurance.  Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant waive all rights against each other for damages caused by fire or other causes of loss occurring on and after the date on which this Lease is executed to the extent such damages are covered (or are required to be covered) by any property insurance (including business income and loss of rent insurance) related to the Premises, the Building or the Project, and regardless of whether such insurance is specifically required under this Lease.  Tenant’s waiver in this Section 22.4.1 also extends to the Landlord Indemnified Parties.  Each party shall obtain an endorsement pursuant to which its property insurers waive their subrogation rights against the parties specified in this Section 22.4.1.  If a property insurance policy implicated by the waiver in this Section 22.4.1 does not allow the insured to waive rights of recovery against others prior to a loss, the insured shall cause the policy to be endorsed to provide for such waiver.  The waivers in this Section 22.4.1 will be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, did not pay the insurance premium directly or indirectly, or did not have an insurable interest in the property damaged.

ARTICLE 23

DAMAGE OR DESTRUCTION

23.1 Damages.  If the Building and/or the Premises are damaged by fire or other perils covered by Landlord’s insurance, Landlord shall:

23.1.1. In the event of one hundred percent (100%) destruction of the Premises (“Total Destruction”), at Landlord’s option, as soon as reasonably possible thereafter, commence repair, reconstruction and restoration of the Building and/or the Premises and prosecute the same diligently to completion, in which event, and this Lease shall remain in full force and effect; provided, however, that if within ninety (90) days after the occurrence of such damage, Landlord shall by Notice to Tenant elect not to so repair, reconstruct or restore the Building and/or the Premises, this Lease shall terminate as of the date of such Total Destruction.

23.1.2. In the event of a partial destruction of the Building and/or the Premises and if the damage thereto is such that the Building and/or the Premises is capable of being repaired, reconstructed or restored within a period of ninety (90) days from the date of the Landlord's discovery of such damage, and if Landlord will receive insurance proceeds sufficient to cover the total cost of such repairs, reconstruction or restoration, Landlord shall commence and proceed diligently with the work of repairs, reconstruction and restoration of the Building and/or the Premises or both, as the case may be, and this Lease shall continue in full force and effect.  If such work of repair, reconstruction and restoration shall require a period longer than ninety (90) days or exceeds twenty-five percent (25%) of the full replacement cost of the Building and/or the Premises, or both, as the case may be, or if insurance proceeds will not be sufficient to cover the cost of such repairs, reconstruction and restoration, then Landlord either may elect to so repair, reconstruct or restore and this Lease shall continue in full force and effect or may elect not to repair, reconstruct or restore and this Lease shall then terminate as of the date of such partial destruction.  Under any of the conditions of this Section 23.1.2, Landlord shall give Notice to Tenant of its intention regarding repairs within said ninety (90) day period.  If damage is due to any cause other than fire or other peril covered by extended coverage insurance, Landlord may elect to terminate this Lease.

23.1.3. In any case where Landlord elects to repair, restore or reconstruct the Premises following the occurrence of any damage to which this Article 23 applies and provided Tenant does not terminate this Lease, then Tenant shall assign to Landlord the proceeds of its property insurance attributable to the Leasehold Improvements.  If the cost of restoring the Leasehold Improvements exceeds the amount of the proceeds of Tenant's property insurance that are received by Landlord, Tenant shall promptly pay the amount of such deficiency to Landlord upon demand.

23.2 Termination of Lease.  Upon any termination of this Lease under any of the provisions of this Article 23, the parties shall be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have therefore accrued and/or are then unpaid or items which expressly survive the expiration or sooner termination of this Lease.

23.3 Rent Abatement.  In the event of any casualty, the Rent payable under this Lease shall be abated proportionately with the degree to which Tenant’s Permitted Use of the Premises is impaired either during the period of such repair, reconstruction or restoration or until termination of the Lease pursuant to this Article 23, but only to the extent that Landlord is compensated for such loss by the insurance carried or required to be carried pursuant to Section 22.1.4 above.  Notwithstanding the foregoing, there shall be no abatement of Rent if such damage is caused primarily by the active negligence or intentional wrongdoing of Tenant or any Tenant Party.  Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.  If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant.

23.4 Termination Option.  In the event of damage to the Premises and/or the Building, Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Article 23.  Notwithstanding anything to the contrary contained in this Article 23, if material damage to the Premises or access thereto occurs during the last twelve (12) months of the Term, either party, at its option, may terminate this Lease, whereupon Landlord shall be relieved of its obligations to make such repairs or restoration and Tenant shall be released from its obligations under this Lease as of the date of such termination.

23.5 Waiver of Statute.  Tenant hereby waives the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4, and any other statute or court decision relating to the abatement or termination of a lease upon destruction of the Premises and the provisions of this Article 23 shall govern in case of such destruction.

ARTICLE 24

EMINENT DOMAIN

24.1 Permanent Taking.  If all of the Premises, or such part thereof as shall substantially interfere with Tenant’s Permitted Use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking (a “Taking”), either party shall have the right to terminate this Lease by Notice to the other effective as of the date possession is required to be surrendered to said authority.  Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such Taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant.  If the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall restore the Premises to substantially their same condition prior to such partial Taking, and Annual Basic Rent shall be reduced, effective as of the date the condemning authority takes possession, in the same proportion which the Rentable Square Feet of the portion of the Premises so taken bears to the Rentable Square Feet of the entire Premises before the Taking.  Nothing contained in this Section 24.1 shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant or for relocation costs and expenses.

24.2 Temporary Taking.  Notwithstanding anything to the contrary in Section 24.1 above, in the event of Taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the Taking which is within the Term, provided that if such Taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 15.2 above and Article 31 below with respect to surrender of the Premises and, upon such payment, shall be excused from such obligations.  For purpose of this Article 24, a “temporary” Taking shall be defined as a Taking for a period of two hundred seventy (270) days or less and a “permanent” Taking shall be defined as a Taking for a period of more than two hundred seventy (270) days.

24.3 Waiver of Statute.  Tenant (for itself and all others claiming through Tenant) hereby irrevocably waives and releases its rights under Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 25

DEFAULTS AND REMEDIES

25.1 Tenant Default.  The occurrence of any one or more of the following events, upon the expiration of any applicable time period, shall constitute a default hereunder by Tenant (“Tenant Default”):

25.1.1. Abandonment of the Premises by Tenant.  Notwithstanding the provisions of California Civil Code Section 1951.3, “Abandonment” is defined to include, but not limited to, any absence by Tenant from the Premises for thirty (30) days or longer while in default pursuant to this Section 25.1;

25.1.2. The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) business days after Landlord’s delivery of Notice thereof;

25.1.3. The failure by Tenant to obtain and keep in force at all times any insurance Tenant is required to obtain and keep in force under Article 22 where such failure is not cured within two (2) business days after Landlord’s delivery of Notice of such failure;

25.1.4. Hypothecation, assignment or other transfer of this Lease or subletting of the Premises, or attempts of such actions in violation of Article 27 of this Lease;

25.1.5. The failure by Tenant to deliver any certificate, instrument or statement that is required to be delivered by Tenant under Article 28, Article 29 or Section 35.16 within the time frames required in Article 28, Article 29 or Section 35.16, as applicable, which Tenant fails to cure within five (5) business days after Landlord’s delivery of Notice thereof;

25.1.6. The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 25.1.1 – 25.1.5 above or Section 25.1.7 below, where such failure shall continue for a period of ten (10) business days after Landlord’s delivery of Notice thereof; provided that if the nature of any such failure is such that more than ten (10) business days are reasonably required for its cure, then no Tenant Default shall be deemed to occur if (and for so long as) Tenant commences the cure of such failure within said ten (10) business day period and thereafter diligently prosecutes such cure to completion within ninety (90) days after Landlord’s delivery of Notice thereof; or

25.1.7. The (a) making by Tenant of any general assignment for the benefit of creditors; (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy; (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (f) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or any class thereof; provided that no Tenant Default will be deemed to occur under this Section 25.1.7 if (i) any petition described in clause (a) above that filed against (rather than by) Tenant, is dismissed within thirty (30) days) after filing, (ii) in the event any trustee or receiver shall take possession of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease, possession of the same is restored to Tenant within thirty (30) days or (iii) any attachment, execution or other judicial seizure described in clause (d) above is discharged within thirty (30) days.

Any Notice from Landlord required hereby shall be in lieu of, and not in addition to, any Notice required under California Code of Civil Procedure Section 1161 regarding unlawful detainer actions or any similar successor statute.  Accordingly, Tenant (for itself and all others claiming through Tenant) hereby expressly and irrevocably waives the notice requirements of California Code of Civil Procedure Section 1162 that would otherwise govern notices required under Section 1161, and agrees that any notice provided pursuant to this Section 25.1 shall replace and satisfy any such requirements of Section 1162.

25.2 Landlord Remedies.  In the event of any such Tenant Default, in addition to any other remedies available to Landlord at law or in equity, including, without limitation, the remedies available under California Civil Code Section 1951.2 and any successor statute, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder.  In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

25.2.1. The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

25.2.2. the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

25.2.3. the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

25.2.4. any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees and any other reasonable costs; and

25.2.5. at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Sections 25.2.1 and 25.2.2 above, the “worth at the time of award” is computed by allowing interest at the Default Rate.  As used in Section 25.2.3 above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco (the “Discount Rate”) at the time of award plus one percent (1%).  If the format or components of the Discount Rate are materially changed, or if the Discount Rate ceases to exist, Landlord shall substitute a discount rate which is maintained by the Federal Reserve Bank of San Francisco or similar financial institution and which is most nearly equivalent to the Discount Rate.

25.3 Additional Remedies.  If any such Tenant Default occurs, Landlord may utilize the remedy described in California Civil Code Section 1951.4 (which provides landlord may continue the lease in effect after a tenant’s breach and abandonment and recover Rent as it becomes due, if tenant has the right to sublet or assign subject to reasonable limitations).  Accordingly, in the event of any Tenant Default and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease on account of such Tenant Default, then Landlord may from time-to-time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.  In the event of the Abandonment of the Premises by Tenant or in the event that Landlord utilizes the remedy described in this Section 25.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided above, Landlord may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for the Term of this Lease on terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises.

If Landlord shall elect to so relet, such reletting shall not relieve Tenant of any obligation hereunder, except that the rents received by Landlord from such reletting shall be applied as follows:  (a) first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (b) second, to the payment of any cost of such reletting; (c) third, to the payment of the cost of any alterations and repairs to the Premises; (d) fourth, to the payment of Rent due and unpaid hereunder and (e) the residue, if any, shall be held by Landlord and applied to payment of future Rent as the same may become due and payable hereunder.  Should that portion of such rents received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord.  Such deficiency shall be calculated and paid monthly.  Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses, including attorneys’ fees, incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rents received from such reletting.  During the continuance of a Tenant Default, Landlord shall have the right to market the Premises to potential new tenants and may show the Premises to such potential new tenants during normal business hours.

25.4 Late Fee.  Tenant hereby acknowledges that default by Tenant hereunder, and Landlord’s election to prepare and serve a Notice of any such default hereunder (a “Notice of Default”), will cause Landlord to incur costs not contemplated by this Lease, and costs in addition to any costs which may be reimbursed to Landlord by any provision which may be contained herein relative to the payment of interest or late charges on amounts due hereunder.  Accordingly, Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of a Notice of Default and consultations in connection therewith, with respect to which Landlord and Tenant agree that Seven Hundred Fifty Dollars ($750.00) is a reasonable minimum sum per such occurrence, whether or not legal action is subsequently commenced in connection with any such default.  It is further hereby specifically agreed by and between Landlord and Tenant that any and all such fees and costs shall be deemed Additional Rent hereunder, and may, at the option of Landlord, be included in any Notice of Default hereunder.

25.5 Landlord’s Right to Cure.  If Tenant should fail to make any payment perform any of it other obligations hereunder, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose):  (a) immediately and without notice in the case:  (i) of emergency, (ii) of a default by Tenant of its obligations under Section 8.3, Section 15.2 and/or Article 31, (iii) where such default unreasonably interferes with any other tenant in the Building or Project, (iv) a failure to satisfy or otherwise discharge any lien, or (v) where such default will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord and (b) in any other case if such default continues beyond the applicable notice and cure period specified in Section 25.1 above, and thereupon Tenant shall be obligated to, and hereby agrees to pay Landlord, upon demand, all costs, expenses, and disbursements incurred by Landlord in taking such remedial action, together with an amount equal to five percent (5%) thereof for Landlord’s overhead and administrative expenses, and the sum of such costs, together with interest thereon at the rate described in Section 5.3 from the date of Landlord’s payment thereof, shall be deemed Additional Rent.

25.6 Waiver of Redemption.  Tenant (for itself and all others claiming through Tenant) hereby irrevocably waives and releases its rights to redemption and reinstatement under any present or future case law or statutory provision (including, without limitation, Sections 473, 1174 and 1179 of the California Code of Civil Procedure and Section 3275 of the California Civil Code) in the event that Tenant is dispossessed from the Premises for any reason.

25.7 Landlord’s Default.  Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease (a “Landlord Default”) only if Landlord, or the Holder (defined below) of any Security Instrument (defined below) covering the Premises, fails to perform obligations required of Landlord within thirty (30) days after Notice by Tenant to Landlord (and to each Holder pursuant to Section 35.5 below), specifying wherein Landlord has failed to perform such obligations in reasonable detail; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then no Landlord Default shall occur if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion (or if any Holder of any Security Instrument commences and prosecutes the cure pursuant to Section 35.5 below).  In no event shall Tenant be entitled to terminate this Lease by reason of any Landlord Default, and Tenant’s remedies shall be limited to an action for monetary damages at law and/or injunctive relief.  Without limiting the foregoing, in recognition that Landlord must receive timely payments of Rent and operate the Building and Project, except as expressly provided in Articles 23 and 24, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.

ARTICLE 26

NO WAIVER

All rights, options and remedies contained in this Lease shall be construed and held to be cumulative, and not one of them shall be exclusive of the other, and each party shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease.  The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of a party to insist upon performance in strict accordance with said terms.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance by Landlord of a lesser sum than the Basic Rent and Additional Rent or other sum then due shall be deemed to be other than on account of the earliest installment of such Rent or other amount due, nor shall any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease.  Without limiting the foregoing, Tenant (for itself and all others claiming through Tenant) acknowledges that this Article 26 imparts actual notice to Tenant, pursuant to California Code of Civil Procedure Section 1161.1(c), that Landlord’s acceptance of partial payment of Rent shall not constitute a waiver of any rights available under this Lease or at law or equity, including, without limitation, the right to recover possession of the Premises.

ARTICLE 27

ASSIGNMENT AND SUBLETTING

27.1 Transfer.  Tenant shall not voluntarily or by operation of law: (a) a sublease all or any part of the Premises (a “Sublease”), (b) assign this Lease (an “Assignment”), or (c) enter into any other agreement or arrangement:  (i) that permits a third party (other than Tenant’s employees and occasional guests) to enter, occupy or use any portion of the Premises or remove a material portion of Tenant’s Personal Property therefrom or (ii) otherwise assigns, transfers, mortgages, pledges, hypothecates, encumbers or permits a lien to attach to Tenant’s interest under this Lease or in the Premises (a “Transfer”), without first obtaining Landlord’s prior written consent in accordance with this Article 27.  In addition, for purposes of this Lease a “Transfer” (which shall be subject to the provisions of this Article 27) shall also include:  (a) a direct or indirect transfer, assignment, pledge, or hypothecation of a Controlling (defined below) interest in Tenant and/or (b) the dissolution of the entity that constitutes the Tenant without its immediate reconstitution.  "Control" or “Controlling” means possession of the direct or indirect power to direct or cause the direction of the management and policies of a person or entity.  No consent to an assignment, encumbrance or sublease shall constitute a waiver of any provision of this Article 27 or consent to any future assignment, encumbrance or transfer.  Any Transfer without Landlord’s prior written consent shall be voidable at Landlord’s election and shall constitute a Tenant Default.

27.2 Transfer Procedure.  If Tenant desires to make any Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”) Tenant shall give Landlord a Notice (the “Transfer Notice”), setting forth:  (a) the name, address and business of the person or entity to which the Transfer is proposed (“Proposed Transferee”); (b) information (including references) concerning the character, ownership and financial condition of the Proposed Transferee; (c) the proposed Transfer Date (which shall not be later than 90 days following the Transfer Notice); (d) any ownership or commercial relationship between Tenant and the Proposed Transferee; and (e) the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.  If Landlord reasonably requests additional detail (including, without limitation, financial statements of the proposed Transferee or a current estoppel certificate from Tenant), the Transfer Notice shall not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any proposed Transfer until such information is provided to it.

27.3 Recapture.  Within thirty (30) days of Landlord’s receipt of a Transfer Notice, and all information specified in Section 27.2 above, and provided such Transfer Notice relates to either (i) a sublease of all or substantially all of the Premises for all or substantially all of the then remaining Lease Term, or (ii) an assignment of the Lease, then, Landlord may, at its option, in its sole and absolute discretion, by Notice to Tenant, elect to: (a) in the case of a proposed Sublease, sublease the Premises or the portion thereof proposed to be sublet by Tenant at a rental rate per square foot equal to the lesser of the per square foot rental rate under this Lease or the proposed Sublease; (b) in the case of a proposed Assignment, take an assignment of this Lease upon the same terms as those offered to the proposed assignee; or (c) terminate this Lease in its entirety or as to the portion of the Premises subject to the proposed Transfer.  If Landlord elects to proceed pursuant to clause (a) or (b) above, any payment by Landlord to Tenant pursuant to such clause shall not exceed the amount which Tenant would have received pursuant to Section 27.5.2 below if Landlord had elected to consent to the proposed Sublease or Assignment.  If this Lease shall be terminated with respect to the entire Premises, the Term shall end on the Transfer Date as if that date had been originally fixed in this Lease for the expiration of the Term.  If Landlord recaptures only a portion of the Premises, the Rent during the unexpired Term and Tenant’s Percentage shall be adjusted proportionately based on the Rentable Square Feet remaining in the Premises after such recapture.  Tenant shall, at Tenant’s own cost and expense, discharge in full any commissions which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises (or portion thereof) are recaptured pursuant to this Section 27.3 and rented by Landlord to the proposed tenant or any other tenant.

27.4 Landlord’s Consent; Consent Standards; No Release.

27.4.1. Unless Landlord elects to exercise any of its rights under Section 27.3 above, Landlord shall, by Notice to Tenant delivered within thirty (30) days of Landlord’s receipt of a Transfer Notice, elect to: (a) consent to such proposed Transfer upon the terms and to the Proposed Transferee; or (b) refuse to give its consent to the proposed Transfer.  Landlord shall not unreasonably withhold its consent to any Proposed Transfer; provided that, without limiting other situations in which it may be reasonable for Landlord to withhold its consent to any proposed Transfer, it shall be deemed reasonable for Landlord to withhold its consent to any proposed Transfer if Landlord determines in its sole discretion that: (i) the Proposed Transferee does not have sufficient financial strength or stability to perform all obligations being assumed under this Lease, and to perform them without any higher risk of default than Tenant; (ii) the intended use of the Premises (or the applicable portion thereof) by the Proposed Transferee is inconsistent or incompatible with other uses in the Building or in the Project; (iii) the intended use of the Premises (or the applicable portion thereof) by the Proposed Transferee will require alteration of the Premises; (iv) the intended use of the Premises (or the applicable portion thereof) by the Proposed Transferee will violate this Lease or any Laws governing the Premises or the Building or Project; (v) the Proposed Transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government; (vi) either the Proposed Transferee, or any person which directly or indirectly controls, is controlled by, or is under common control with the Proposed Transferee:  (A) occupies space in the Project or has negotiated with Landlord or any of its affiliates within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord or any of its affiliates) to lease space in the Building or Project or (B) does not intend to occupy the Premises or the applicable portion thereof; (vii) at the time Tenant delivers the Transfer Notice, there exists an uncured Tenant Default; (viii) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party or would give an occupant of the Building or Project a right to cancel or modify its lease; (ix) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto; (x) the use of the Premises (or the applicable portion thereof), the Building or the Project by the Proposed Transferee would, in Landlord’s judgment, significantly increase pedestrian traffic in and out of the Building and/or the Project, generate increased loitering in Common Areas, increase security risk, or require any alterations to the Building or the Project to comply with applicable Laws; or (xi) the Proposed Transferee would be a competitor to another tenant in the Building and such other tenant has an exclusive right with respect to the use at issue.

27.4.2. Tenant further agrees that Landlord may condition its consent to any proposed Transfer upon satisfaction of any of the following conditions:  (a) delivery to Landlord of a true copy of a fully executed sublease, assignment of lease or other instrument pursuant to which the applicable Transfer is made (the “Transfer Instrument”); (b) delivery to Landlord of original executed copies (by Tenant and the Transferee (defined below)) of the Landlord’s form of Consent to Sublease (in the case of a Sublease) or Assignment and Assumption of Lease and Consent (in the case of an Assignment) or other instrument under which Landlord grants consent to the applicable Transfer (the “Consent Instrument”) and (c) receipt by Landlord of all sums and amounts to which Landlord is entitled under Section 27.5 below.  Tenant acknowledges and agrees that any Consent Instrument may, without limitation:  (i) in the case of a Sublease or Assignment, require the person or entity to which the Transfer is made (the “Transferee”) to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder applicable to the Premises, or the portion thereof that is the subject of the applicable Transfer; (ii) in the case of an Assignment, include waivers by Tenant of all applicable suretyship defenses, including, but not limited to, those contained in Sections 2787 to 2855, inclusive, of the California Civil Code; and (iii) in the case of a Sublease:  (A) provide that such Sublease is subject and subordinate to this Lease to all Security Instruments encumbering the Building or the Project, (B) require the Transferee to, upon demand by Landlord following the occurrence of any Tenant Default, remit directly to Landlord, all monies payable from such Transferee to Tenant in connection with such Sublease and (C) provide that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either:  (x) terminate the sublease or (y) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee shall attorn to Landlord, but that nevertheless Landlord shall not: (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by sublessee of more than one month’s rent.

27.4.3. If Landlord grants its consent to any proposed Transfer described in any Transfer Notice, Tenant may during the thirty (30) days thereafter consummate such Transfer with the Proposed Transfer upon the terms and conditions described in the applicable Transfer Notice; provided, however, that any material change in such terms shall be subject to Landlord’s consent as provided in this Article 27.  No Assignment or Sublease or other Transfer (whether with or without Landlord’s consent) shall relieve Tenant or any assignee or sublessee from any obligation under this Lease whether or not accrued as of the date of the Assignment or Sublease (and, to the extent such Tenant is deemed a surety of an assignee, Tenant hereby waives all applicable suretyship defenses, including, but not limited to, those contained in Sections 2787 to 2855, inclusive, of the California Civil Code.

27.5 Landlord’s Costs; Transfer Premiums.

27.5.1. If Tenant requests Landlord’s consent to a proposed Transfer under the provisions of this Article 27, Tenant shall, upon demand, reimburse all of Landlord’s reasonable expenses, costs and attorneys’ fees incurred in connection with processing such request for consent, whether or not Landlord grants consent to such proposed Transfer, in an amount not to exceed $1,500 per proposed Transfer.

27.5.2. If Landlord shall consent to any Assignment, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all sums and other consideration payable to and for the benefit of Tenant by the assignee for Tenant’s leasehold estate hereunder, as and when such sums and other consideration are due and payable by the assignee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same, Tenant shall instruct the assignee to pay such sums and other consideration directly to Landlord).  If Landlord shall consent to any proposed Sublease under which Tenant will or does receive basic rent or other consideration, either initially or over the term of the Sublease, in excess of the Basic Rent called for hereunder or, in case of the Sublease of a portion of the Premises, in excess of such Basic Rent fairly allocable to such portion (after appropriate adjustments to assure that all other payments called for hereunder are taken into account), Tenant shall pay to Landlord as Additional Rent hereunder, fifty percent (50%) of the excess of each such payment of Rent or other consideration received by Tenant promptly after its receipt.  Tenant shall be entitled to subtract from such excess its reasonable and actual expenses incurred by Tenant as a result of such transfer prior to calculating Landlord’s share of such excess.

27.6 Rights Not Transferable.  All:  (a) options to extend or renew the Term and/or to expand the Premises, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement; (b) all rights to any signage at the Project in any location outside of the Premises, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement; (c) all rights to above standard (or discounted) parking at the Project, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement; and (d) all rights to receive any above standard services or utilities, if any, contained in this Lease or any addendum or amendment hereto or letter of agreement, are personal to the Original Tenant, and may not be transferred in connection with any Transfer or exercised by any Transferee.  Consent by Landlord to any Transfer shall not include consent to the assignment or transfer of any such options, rights or privileges (and such options, rights, or privileges shall terminate upon such assignment or subletting), unless Landlord, in its sole and absolute discretion, specifically grants in writing such options, rights, privileges or services to such assignee or subtenant.

27.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 27, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant, shall not be deemed a Transfer under this Article 27, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or otherwise effectuate any “release” by Tenant of such obligations.  The transferee under this Section 27.7 shall be referred to as a “Permitted Transferee.”  “Control,” as used in this Section 27.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.  For purposes of clarification, Landlord acknowledges that Tenant is a publicly traded company and in no event shall a trade or sale of any shares of Tenant on a public stock exchange be considered a “Transfer” under this Article 27.

ARTICLE 28

SUBORDINATION

Without the necessity of any additional documents being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any current or future mortgagee or holder of deed of trust with a lien on the Building or the Project or any ground lessor with respect to the Building or the Project, this Lease shall be subject and subordinate at all times to:  (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building, the Project, or the land upon which the Building and the Project are situated, or both; and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, the Project, the land upon which the Building and the Project are situated, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security (collectively, “Security Instruments”).  Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated such ground leases or any such liens to this Lease.  In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor-in-interest to Landlord, at the option of such successor-in-interest to Landlord.  Tenant covenants and agrees to execute and deliver, within ten (10) business days after demand by Landlord therefor, any additional documents evidencing the priority or subordination of this Lease with respect to any such Security Instruments.  In the event that Tenant fails to execute and deliver any such document within such ten (10) business day period, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to execute, deliver and record any such document in the name and on behalf of Tenant.

ARTICLE 29

ESTOPPEL CERTIFICATE

29.1 Tenant Estoppel Certificate.  Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “F” attached hereto, and incorporated herein by this reference (a “Tenant Estoppel Certificate”) certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that to the best of Tenant’s knowledge, there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as are included in such statement by Landlord.  Landlord and Tenant intend that any statement delivered pursuant to this Article 29 may be relied upon by any mortgagee, lessor, beneficiary, purchaser or prospective purchaser of the Building or the Project or any interest therein.

29.2 Failure to Deliver.  Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant:  (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are no uncured defaults in Landlord’s performance, (c) that not more than one (1) month’s Rent has been paid in advance and (d) that the statements included in the estoppel certificate are true and correct, without exception.  Additionally, any such failure to timely deliver a Tenant Estoppel Certificate shall constitute an immediate Tenant Default hereunder.

ARTICLE 30

INTENTIONALLY OMITTED

ARTICLE 31

SURRENDER OF PREMISES

Upon the expiration or earlier termination of the Term hereof, Tenant shall peaceably surrender the Premises and all Leasehold Improvements therein, excepting only any of the same that are required to be removed in accordance with Section 15.2 above, to Landlord broom-clean, in good order, repair and condition, with all of Tenant’s Personal Property removed and free of any Hazardous Materials, and shall otherwise comply with all of the requirements of Section 15.2 above.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.  The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

ARTICLE 32

PERFORMANCE BY TENANT

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be timely performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent.  If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which it is liable hereunder, or if Tenant shall fail to timely perform any other act on its part to be performed hereunder Landlord may, without waiving or releasing Tenant from obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant pursuant to Section 25.5 above.

ARTICLE 33

PARKING

Beginning on the Delivery Date (including any early access period), Tenant and Tenant’s contractors and business visitors (“Tenant’s Parking Invitees”) shall be entitled to use, the number of parking spaces set forth in Section 1.8, above on a monthly basis throughout the Initial Term, which parking spaces shall pertain to that portion of the Project parking facilities identified on Exhibit “A-II” attached to this Lease (“Parking Areas”).  Except with respect to reserved spaces, there shall be no direct charge attributable to Tenant’s use of the Parking Areas, other than any taxes imposed by any governmental authority in connection with the renting of parking spaces by Tenant or the use of the Parking Areas by Tenant.  Tenant’s continued right to use the Parking Areas is conditioned upon Tenant abiding by the Parking Rules and Regulations set forth on Exhibit “H” as amended from time to time for the orderly operation and use of the Parking Areas, including any sticker, parking pass or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the Parking Rules and Regulations and Tenant not being in default under this Lease (beyond any applicable notice and cure periods).  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Parking Areas at any time and Tenant acknowledges and agrees that Landlord may, from time to time, close-off or restrict access to the Parking Areas for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, in connection with any such access restrictions, the same shall be without incurring any liability to Tenant and without any abatement of Rent under this Lease to the extent Landlord provides any reasonably required temporary, alternate parking.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  Any parking passes issued to Tenant pursuant to this Article 33, shall be provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.  Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 34

LIMITATION ON LIABILITY

34.1 Landlord’s Liability.  In consideration of the benefits accruing hereunder, Tenant and all of its successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

34.1.1. The sole and exclusive remedy shall be against Landlord’s interest in the Building;

34.1.2. Only Landlord shall be sued or named as a party in any suit or action;

34.1.3. No writ of attachment, execution, possession, or sale, will ever be levied against the assets of Landlord, except the Building;

34.1.4. The obligations under this Lease do not constitute personal obligations of any Landlord Indemnified Party (other than Landlord), and Tenant shall not seek recourse against any Landlord Indemnified Party (other than Landlord) or any of their personal assets (other than Landlord's interest in the Building) for satisfaction of any liability of Landlord in respect to this Lease (and, without limiting the foregoing, neither the negative capital account of any Landlord Indemnified Party, nor any obligation of any Landlord Indemnified Party to restore a negative capital account or to contribute capital to Landlord, shall at any time be deemed to be the property or an asset of Landlord, and neither Tenant nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of an Landlord Indemnified Party’s obligation to restore or contribute); and

34.1.5. These covenants and agreements are enforceable by Landlord and the other Landlord Indemnified Parties.

ARTICLE 35

CONFIDENTIALITY

Tenant and its partners, officers, members, managers, directors, employees, agents, advisors, representatives and attorneys shall not disclose the terms and conditions of this Lease or any documents or information delivered hereunder to any other person except and to the extent required by law.

ARTICLE 36

MISCELLANEOUS

36.1 Rules and Regulations.  Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto, marked Exhibit “G”, and incorporated herein by this reference (“Rules and Regulations”), and all modifications thereof and additions thereto made from time to time by Landlord.  Landlord shall not be responsible to Tenant for the violation or nonperformance by any other tenant or occupant of the Building or the Project of any of said Rules and Regulations.

36.2 Conflict of Laws.  This Lease shall be governed by and construed pursuant to the Laws of the State of California (without reference to its conflicts of laws rules or principles).

36.3 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns (subject to the restrictions on Tenant’s right to assign, sublet or transfer contained in Article 27).

36.4 Professional Fees.  If Landlord should bring suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or in the event of any other litigation between the parties with respect to this Lease, then all reasonable costs and reasonable expenses, including, without limitation, actual professional fees such as appraisers’, accountants’, and attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

36.5 Mortgagee Protection.  Tenant shall give Notice to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to Tenant of any default on the part of Landlord under this Lease, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure if necessary to effect a cure.

36.6 Definition of Landlord.  The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any.  In the event of any transfer, assignment or other conveyance or transfers of any such title, the original landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.  Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises.  Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or any subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

36.7 Identification of Tenant.  If more than one person or entity executes this Lease as Tenant:  (a) each of them shall be jointly and severally liable for observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally.  The act of or Notice from, or Notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including but not limited to any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such Notice or refund, or so signed.

36.8 Force Majeure.  Each party shall have no liability whatsoever to the other party on account of:  (a) the inability of such party to fulfill, or any delay in fulfilling, any of its obligations under this Lease by reason of strike, other labor trouble, governmental preemption or priorities or other controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom, inclement weather, casualty, earthquake, war, riot, civil commotion, terrorism or any other cause, whether similar or dissimilar to the above, beyond such party’s reasonable control (financial condition excepted); or (b) any failure or defect in the supply, quantity, character, or maintenance of electricity, water, intrabuilding network telephone and data cable service, or other service furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with such service, or for any other reason, whether similar or dissimilar to the above, beyond such party’s reasonable control.  If this Lease specifies a time period for performance of an obligation of such party, that time period shall be extended by the period of any delay in such party’s performance caused by any of the events of force majeure described above.  Notwithstanding the foregoing, nothing in this Section 36.8 shall relieve Tenant from the obligation to pay any Rent or extend the time for payment of any Rent.

36.9 Terms and Headings.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Words used in any gender include other genders.  The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

36.10 Examination of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

36.11 Time.  Time is of the essence with respect to the performance of every provision of this Lease in which time is a factor.

36.12 Prior Agreement; Amendments.  This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter, written or verbal, shall be effective for any purpose.  No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

36.13 Severability.  Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

36.14 Recording.  Tenant shall not record this Lease or a short form memorandum hereof without the consent of Landlord (in its sole and absolute discretion), which consent may be conditioned upon Tenant’s delivery to Landlord of a fully executed quitclaim releasing Tenant’s interest in the Premises, the Project or any portion thereof.

36.15 Modification for Lenders.  If, in connection with obtaining construction, interim or permanent financing for the Project the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not materially increase the obligations or costs of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

36.16 Financial Statements.  At any time during the Term of this Lease, Tenant shall, upon ten (10) days’ Notice from Landlord, provide Landlord with its current financial statements and financial statements of the two (2) years prior to the year in which Landlord’s Notice was given (together with, if Tenant's obligations under this Lease are guaranteed, the guarantor's current financial statements and financial statements of the two (2) years prior to the year in which Landlord’s Notice was given).  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  All financial statements shall be certified as true and correct by Tenant’s chief financial officer and Tenant agrees that Landlord may share such financial statements with prospective lenders or purchasers of the Property.  So long as Tenant’s financial information is publicly available, this Section 36.16 shall not apply, but only to the extent such publicly available financial information meets the requirements of this Section 36.16.

36.17 Quiet Enjoyment.  Landlord covenants and agrees with Tenant that, upon Tenant paying the Rent required under this Lease and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall during the Term, peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

36.18 Tenant as Corporation, Partnership or Limited Liability Company.  If Tenant is a corporation, partnership or limited liability company, Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that it is an entity duly qualified to do business in California and that the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, in the case of a corporation, in accordance with its by-laws and with a duly adopted resolution of the board of directors of Tenant, a copy of which shall be delivered to Landlord upon Landlord’s request, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which shall be delivered to Landlord upon execution hereof by Tenant, and, in the case of a limited liability company, in accordance with its governing documents and any documents required thereby, copies of which shall be delivered to Landlord upon execution hereof by Tenant, and that this Lease is binding upon Tenant in accordance with its terms.

36.19 CASp Disclosure.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant that the Building Common Areas, Project Common Areas and Premises, as of the date of this Lease, have not been inspected by a Certified Access Specialist (CASp), as that term is defined in California Civil Code Section 55.52.

36.20 Early Access.  Following not less than twenty-four (24) hours notice to Landlord and upon receipt of written approval by Landlord (which shall not be unreasonably withheld or delayed), Landlord shall permit Tenant and its agents to enter the Premises no less than seven (7) days prior to the Delivery Date for the sole purpose of installing, at Tenant’s sole cost and expense, its furniture, data and telecommunications wiring and equipment in the Premises.  Any such entry shall be in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative.  The foregoing license to enter the Premises prior to the Delivery Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord.  If at any time such entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon twenty-four (24) hours written notice to Tenant.  Tenant shall be liable for any damages caused by Tenant's activities at the Premises.  Such license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including, without limitation, the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry.  The entry shall be deemed to be under all of the provisions of this Lease (other than the obligation to pay Basic Rent).  Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk.  All costs and expenses in connection with or arising out of the performance of any work by Tenant during such early entry shall be borne by Tenant, and all payments therefor shall be made by Tenant promptly as they become due.  Tenant shall, at its sole cost and expense, comply with all applicable laws, ordinances, regulations and policies governing its work.  Tenant shall defend, indemnify and hold Landlord and its members, agents, employees, partners, and their respective employees, partners, officers, directors, agents, representatives, successors and assigns, harmless from and against any and all suits, claims, actions, losses, costs, liabilities or expenses (including reasonable attorneys’ fees and claims for workers’ compensation) to the extent arising out of or in connection with any and all work performed by, for or on behalf of Tenant during such early entry (including, but not limited to, claims for breach of warranty, personal injury or property damage).  Landlord shall have the right, in Landlord’s sole and absolute discretion, to settle, compromise, or otherwise dispose of any and all suits, claims, and actions against any of the indemnified parties arising out of or in connection with the work performed by Tenant during any early entry. Tenant shall coordinate such entry with Landlord's building manager, and such entry shall be made in compliance with all terms and conditions of this Lease and the Rules and Regulations attached hereto.

36.21 Temporary Space.  During the period beginning on the first business day following the mutual execution of this Lease and ending on the Delivery Date, provided that Tenant is not in default under this Lease, including without limitation the insurance requirements provided in Section 22.1 above, Tenant shall have the right to occupy Suite 250 in the Building in its current, as-is condition.  Tenant shall be subject to all of the terms and conditions of this Lease, including the Rules and Regulations; provided however, that Tenant shall have no obligation to pay Basic Rent during such period.  No later than the fifth (5th) business day following the Delivery Date, Tenant shall surrender Suite 250 to Landlord in the same condition as received, clean and free of debris and Tenant's personal property.  Notwithstanding the foregoing, in no event shall Tenant’s occupancy of Suite 250 extend the Delivery Date or the Commencement Date or in any way affect Tenant’s obligations with regards to the Premises.  Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of Suite 250.  Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of Suite 250.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant that Suite 250 has not as of the Effective Date been inspected by a Certified Access Specialist (CASp), as that term is defined in California Civil Code Section 55.52.

ARTICLE 37

SIGNAGE

Landlord retains absolute control over the exterior appearance of the Building and the Project and the exterior appearance of the Premises as viewed from the Building Common Areas and Project Common Areas.  Tenant will not install, or permit to be installed, any drapes, furnishings, signs, lettering, designs, advertising or any items that will in any way alter the exterior appearance of the Building, the Project or the exterior appearance of the Premises as viewed from the Building Common Areas and Project Common Areas.  Any sign, advertising, design, or lettering installed by Tenant shall be considered an Alteration and shall be subject to the provisions of Article 15; provided that Landlord shall have the right to withhold its consent to the same in its sole and absolute discretion.  Subject to the foregoing, Landlord shall, at Landlord’s cost and expense, (i) install one (1) Building standard tenant suite identification adjacent to the door to the Premises and (ii) place Tenant’s name in the Building’s main lobby directory, provided that Landlord shall retain absolute control over the appearance and design of such suite identification and lobby directory.  All signage rights granted to Tenant under this Lease are personal, and may not be assigned or transferred without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

ARTICLE 38

EXECUTIVE ORDER 13224

Tenant hereby represents and warrants to Landlord that Tenant is not:  (a) in violation of any Anti-Terrorism Law (defined below); (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (e) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person.  As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act.  As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism.”  “Prohibited Person” is defined as:  (i) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list.  “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

ARTICLE 39

WAIVER OF JURY TRIAL

TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY.

ARTICLE 40

TENANT REPRESENTATIONS.

Tenant represents and warrants to Landlord as of the date hereof and continuing thereafter as follows:

(a)           The execution and delivery of this Lease by Tenant will not result in a breach of the terms or provisions of, or constitute a default (or a condition that, upon notice or lapse of time, or both, would constitute a default) under its organizational documents or any indenture, agreement, or obligation by which Tenant is bound, and will not constitute a violation of any law, orders rule or regulation applicable to Tenant.

(b)           The person executing this Lease on Tenant’s behalf is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its organization and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

(c)           Tenant is in compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, the Executive Order.  Tenant is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and Tenant is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business.  As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date written below.

LANDLORD:	OT9 OWNER, LLC,
a Delaware limited liability company

By: /s/ Diego Rich
Name: Diego Rich
Its: Vice President

Date: 8-18-2014

TENANT:	SIGNAL GENETICS, INC.,
a Delaware corporation

	By:	/s/ Tamara A. Seymour

	Its:	CFO

	Date:	8-13-14

By:

Its:

Date: